UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Turning Point Brands, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

March   , 2025

To our Stockholders:

You are cordially invited to attend the 2025 Annual Meeting of Stockholders of Turning Point Brands, Inc. (the “Company”) on Thursday, May 8, 2025 at 11:00 a.m. eastern daylight time. The Annual Meeting will be a virtual meeting conducted solely online via live webcast. We believe a virtual meeting will enable increased stockholder attendance and participation since stockholders can participate from any location around the world. This means that you will be able to participate, ask questions and vote during the Annual Meeting via live webcast by visiting www.virtualshareholdermeeting.com/TPB2025, and entering the 16-digit control number, located on your proxy card. You will not be able to attend the Annual Meeting in person.

The official Notice of Annual Meeting, Proxy Statement and Proxy Card are enclosed with this letter.

Your vote is very important to the Board of Directors. Please take the time to carefully read each of the proposals for stockholder action described in the accompanying proxy materials. Whether or not you plan to virtually attend, you can ensure that your shares are represented at the meeting by promptly completing, signing and dating your proxy card and returning it in the enclosed postage-paid envelope. Stockholders of record can also vote by touch-tone telephone from the United States, using the toll-free number on the proxy card, or by the Internet, using the instructions on the proxy card. If you attend the meeting, you may revoke your proxy and vote your shares virtually at the meeting.

Directors, officers and other representatives of the Company will be available at the virtual Annual Meeting, and they will be pleased to answer any questions you may have that comply with Annual Meeting rules of conduct.

Your interest and participation in the affairs of the Company are greatly appreciated. Thank you for your continued support.

Sincerely,

/s/ Graham A. Purdy
Graham A. Purdy
President and Chief Executive Officer

PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION

TURNING POINT BRANDS, INC.

5201 Interchange Way

Louisville, Kentucky 40229

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 8, 2025

To the Stockholders:

The Annual Meeting of Stockholders (the “Annual Meeting”) of Turning Point Brands, Inc. (the “Company”) will be a virtual meeting conducted solely online via live webcast on Thursday, May 8, 2025 at 11:00 a.m. eastern daylight time.

At the Annual Meeting you will be asked to:

•	elect ten directors to the Board of Directors, each for a term of one year;

•	adopt an amendment to our Second Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) to limit liability for certain officers;

•	ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm;

•	approve, on an advisory basis, the compensation of the Company’s named executive officers; and

•	transact such other business as may properly come before the meeting.

A Proxy Statement describing matters to be considered at the Annual Meeting is attached to this notice. Only stockholders of record at the close of business on March 7, 2025 are entitled to receive notice of and to vote at the Annual Meeting.

By Order of the Board of Directors,

/s/ Brittani N. Cushman
Brittani N. Cushman
General Counsel and Corporate Secretary

Louisville, Kentucky

March   , 2025

IMPORTANT

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE SUBMIT YOUR VOTE USING ONE OF THE VOTING METHODS DESCRIBED IN THE ATTACHED MATERIALS. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES VIRTUALLY AT THE ANNUAL MEETING, FOLLOWING THE INSTRUCTIONS HEREIN.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2025 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 8, 2025: Our Proxy Statement related to our 2025 Annual Meeting of Stockholders, including the Notice of Annual Meeting, and our Annual Report on Form 10-K for the fiscal year ended on December 31, 2024 are available on our website at www.turningpointbrands.com under the heading “SEC Filings” in the “Financials” tab of the Investor Relations section.

The Annual Meeting will be a completely virtual meeting of stockholders conducted exclusively by a live webcast. Stockholders may access the meeting by visiting www.virtualshareholdermeeting.com/TPB2025, and entering the 16-digit control number, located on your proxy card. The Annual Meeting will begin promptly at 11:00 a.m. eastern daylight time. We encourage you to access the meeting prior to the start time.

You may submit a question at the Annual Meeting by following the instructions on the virtual meeting website or using the ASK A QUESTION box to submit your question(s) at any point during the virtual Annual Meeting (until the floor is closed to questions). We will endeavor to answer as many stockholder-submitted questions as time permits that comply with the Annual Meeting rules of conduct which will be made available prior to the meeting as well as will be available virtually at https://www.turningpointbrands.com/investor-relations/financials/annual-meeting during the meeting. We reserve the right to exclude questions regarding topics that are not pertinent to meeting matters or Company business. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition.

TURNING POINT BRANDS, INC.

5201 Interchange Way

Louisville, Kentucky 40229

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 8, 2025

This proxy statement and the accompanying proxy card are being furnished in connection with the solicitation of proxies by the board of directors (the “Board”) of Turning Point Brands, Inc., a Delaware corporation (the “Company”), to be voted at the Annual Meeting of Stockholders (the “Annual Meeting”) and any adjournments thereof. In this proxy statement, references to the “Company,” “we,” “us” or “our” refer to Turning Point Brands, Inc.

The Notice of Annual Meeting and accompanying Proxy Statement and Form of Proxy are first being sent or given to all stockholders entitled to vote at the Annual Meeting on or about March 24, 2025. This Proxy Statement and the enclosed Form of Proxy, the Notice of Annual Meeting, and the Company’s 2024 Annual Report are available on the Internet at https://www.turningpointbrands.com/investor-relations/financials/annual-meeting, on the Annual Meeting website.

The Annual Meeting will be held as a virtual meeting conducted solely online via live webcast on Thursday, May 8, 2025 at 11:00 a.m. eastern daylight time. You can attend the meeting by visiting www.virtualshareholdermeeting.com/TPB2025, and entering the 16-digit control number, located on your proxy card.

SUMMARY OF MATTERS REQUIRING STOCKHOLDER ACTION

Proposal 1 – Election of Directors

The affirmative vote of a plurality of the votes cast by the holders of the Company’s common stock present virtually or represented by proxy is required to elect each nominee. Election by a plurality means that the director nominee with the most votes for the available slot is elected for that slot. You may vote “FOR” each nominee or you may “WITHHOLD AUTHORITY” to vote for each nominee. Unless you “WITHHOLD AUTHORITY” to vote for a nominee, your proxy will be voted “FOR” the election of the individuals nominated as directors. A vote to “WITHHOLD AUTHORITY” will have no effect with respect to the election of directors. This matter is considered non-routine and therefore a broker non-vote will have no effect on the outcome of this proposal.

The Board recommends that you vote “FOR” each of the director nominees.

Proposal 2 - Amendment to our Certificate of Incorporation to Limit Liability for Certain Officers

The proposal to amend our Certificate of Incorporation to Limit Liability for Certain Officers will be approved if the number of votes cast “FOR” the proposal represents at least a majority of the voting power of all of the then-outstanding shares of the Company’s common stock entitled to vote, or 8,933,880 shares of common stock as of the Record Date. You may vote “FOR” or “AGAINST” the amendment, or you may “ABSTAIN” from voting on this proposal. Abstentions and broker-non votes will have the same effect as a vote “AGAINST” this proposal. This matter is considered non-routine and therefore if you do not provide your broker with instructions on how to vote your shares, the broker that holds your shares will not be authorized to vote on this proposal and such broker non-vote will count as a vote “AGAINST” the proposal.

The Board recommends that you vote “FOR” the amendment to our Certificate of Incorporation limiting liability for certain officers.

Proposal 3 – Ratification of the Appointment of the Company’s Independent Registered Public Accounting Firm

The proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025 will be approved if more shares are cast “FOR” ratification than are cast “AGAINST” ratification. You may vote “FOR” or “AGAINST” ratification, or you may “ABSTAIN” from voting on this proposal. Abstentions and broker non-votes will be counted towards the Annual Meeting quorum requirement. A vote to “ABSTAIN,” although counted for purposes of determining whether there is a quorum, will not be voted on this proposal, and accordingly, a vote to “ABSTAIN” will have no effect on the outcome of this proposal. This matter is considered routine and therefore brokers, dealers and nominees will have discretion to vote, even if you do not provide voting instructions.

The Board recommends that you vote “FOR” the ratification of the appointment of the Company's independent registered public accounting firm.

Proposal 4 – Advisory Vote to Approve Named Executive Officer Compensation (“Say on Pay”)

We are providing stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement, in accordance with Section 14A of the Exchange Act. The proposal to approve named executive officer compensation will be approved if more shares are cast “FOR” approval than are cast “AGAINST” approval. You may vote “FOR” or “AGAINST” approval, or you may “ABSTAIN” from voting on this proposal. Abstentions will be counted towards the Annual Meeting quorum requirement, but broker non-votes will not. A vote to “ABSTAIN,” although counted for purposes of determining whether there is a quorum, will not be voted, and accordingly, a vote to “ABSTAIN” will have no effect on the outcome of this proposal. This matter is considered non-routine and therefore a broker non-vote will have no effect on the outcome of this proposal.

The Board recommends that you vote “FOR” the approval of the compensation of the Company’s named executive officers, as disclosed in this proxy statement.

The following table summarizes the minimum vote needed to approve each proposal and the effect of broker non-votes.

	Proposal	Affirmative Vote Required for Approval	Broker Discretionary Voting Allowed?	Board Recommendation	Page Number
1.	Election of Directors	Plurality of the votes cast	No	FOR each Director Nominee	39

2.	Amendment to our Second Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) to Limit Liability for Certain Officers	Majority of the voting power of all outstanding shares entitled to vote	No	FOR	40

3.	Ratification of the Appointment of the Company’s Independent Registered Public Accounting Firm	Majority of the votes cast affirmatively	Yes	FOR	40

4.	Advisory Vote to Approve Named Executive Officer Compensation	Majority of the votes cast affirmatively	No	FOR	42

Other Matters

As of the date of this proxy statement, the Board knows of no matters that will be presented for consideration at the Annual Meeting other than those matters discussed in this proxy statement. If any other matters should properly come before the Annual Meeting and call for a vote of stockholders, validly executed proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board, or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders on such matters. Any such additional matter will be approved if more shares present (virtually or by proxy) and entitled to vote at the Annual Meeting are voted in favor of such matter than are voted against such matter unless a different standard is required under law or the rules of the New York Stock Exchange (“NYSE”).

INFORMATION ABOUT PROXIES AND VOTING

Record Date, Voting Securities and Quorum Requirements

The Board has fixed the record date (the “Record Date”) for the Annual Meeting as the close of business on March 7, 2025. Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting and at any adjournment or postponement thereof. At the close of business on the Record Date, there were 17,867,759 shares of common stock outstanding, each of which is entitled to one vote per share on all matters to be considered at the Annual Meeting.

The presence virtually or by proxy of the holders of a majority of the outstanding shares of common stock entitled to vote will constitute a quorum for the transaction of business at the Annual Meeting. Therefore, a quorum will be present if 8,933,880 shares of our common stock are present in person or represented by executed proxies timely received by us at the Annual Meeting. Shares of common stock represented by properly executed proxies received before the close of voting at the Annual Meeting will be voted as directed by such stockholders, unless revoked as described below.

Solicitation of Proxies

The entire cost of soliciting proxies on behalf of the Board will be borne by us. In addition to solicitation by mail, proxies may be solicited personally, by telephone or other means by our directors, officers or employees, who receive no additional compensation for these solicitation activities. We will, upon request, reimburse brokerage houses and persons holding common stock in the names of their nominees for their reasonable out-of-pocket expenses in sending materials to their principals.

Householding

Certain banks, brokers, broker-dealers and other similar organizations acting as nominee record holders may be participating in the practice of “householding.” This means that only one copy of this proxy statement may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of this proxy statement for each stockholder in your household, please contact your bank, broker, broker-dealer or other similar organization serving as your nominee.

Upon request to the General Counsel and Corporate Secretary at the address of 5201 Interchange Way, Louisville, Kentucky 40229, or via telephone at 1-502-774-9238, the Company will promptly provide separate copies of this proxy statement. Company stockholders sharing an address who are receiving multiple copies of this proxy statement and who wish to receive a single copy of these materials in the future will need to contact their bank, broker, broker-dealer or other similar organization serving as their nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

How to Vote

Stockholders of Record

If you are a stockholder and your shares are registered directly in your name with our stock transfer agent, EQ Shareowner Services, you are considered the “stockholder of record” of those shares. If you are a stockholder of record, you can give a proxy to be voted at the Annual Meeting:

» over the telephone by calling a toll-free number (1-800-690-6903);

» online (www.proxyvote.com); or

» by completing, signing, dating, and mailing the enclosed proxy card in the envelope provided.

Even if you plan to attend the Annual Meeting, we encourage you to submit a proxy and vote prior to the Annual Meeting. If you do give a proxy, we must receive it by 11:59 p.m., eastern daylight time, on May 7, 2025, or your vote will not be recorded. If you prefer, you may instead vote virtually at the meeting by visiting www.virtualshareholdermeeting.com/TPB2025, and entering the 16-digit control number, located on your proxy card.

The telephone and online voting procedures have been set up for your convenience and are designed to authenticate your identity, enable you to give voting instructions, and confirm that those instructions are recorded properly. If you are a stockholder of record and you would like to vote by telephone or online, please refer to the instructions set forth on the enclosed proxy card.

By giving your proxy, you authorize the individuals named on the proxy card to vote your shares in accordance with your instructions. These individuals will also have the authority to vote your shares as they see fit on any other matter properly presented for a vote at the Annual Meeting. If for any reason a director nominee is not available to serve, the individuals named as proxy holders may vote your shares at the Annual Meeting for another nominee. The proxy holders for this year’s Annual Meeting are Brittani N. Cushman and Brian Wigginton.

If you are a stockholder of record and you sign and return your proxy card (or give your proxy by telephone or online) without specifying how you want your shares to be voted with respect to any of the three proposals, our proxy holders will vote your shares “FOR” the election of each of the nominees to the Board, “FOR” the amendment to our Certificate of Incorporation to limit liability for certain officers, “FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025, and “FOR” the approval of the compensation of the Company’s named executive officers. With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote your shares as recommended by the Board or, if no recommendation is given, using their own discretion.

“Street Name” Stockholders

If your shares are held in a stock brokerage account or by a bank (known as holding shares in “street name”), you have the right to instruct your broker or bank how to vote your shares, and the broker or bank is required to vote in accordance with your instructions. To provide those instructions by mail, please complete, sign, date, and return your voting instruction card in the postage-paid envelope provided by your broker or bank. Alternatively, if the broker or bank that holds your shares offers online or telephone voting, you will receive information from your broker or bank about how to submit your voting instructions by those methods. You may also vote virtually at the Annual Meeting, but only if you obtain a “legal proxy” from the broker or bank that holds your shares. Your broker’s or bank’s deadline for receiving voting instructions from street holders may be earlier than the deadline applicable for record holders to return proxies to the Company.

If you are a street name stockholder and you do not instruct your broker or bank how to vote, your broker or bank is not permitted to vote your shares on non-routine matters (known as a “broker non-vote”) including the election of directors, the amendment to our Certificate of Incorporation and the say-on-pay advisory vote. Broker non-votes will count for purposes of determining if a quorum is present but will have no effect on the outcome of the election of directors or the say-on-pay advisory vote. A broker non-vote will count as a vote “AGAINST” the proposal to amend our Certificate of Incorporation. Your broker will, however, have discretionary authority to vote your shares on routine matters. The only routine matter presented at the Annual Meeting is the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025.

Changing Your Vote

If you are a stockholder of record, you may change your vote by submitting another proxy by telephone or online, by mailing another properly signed proxy card bearing a later date than your original one, or by attending the Annual Meeting and casting your vote virtually. You also may revoke a proxy that you previously provided by delivering timely written notice of revocation of your proxy to our Corporate Secretary at 5201 Interchange Way, Louisville, Kentucky 40229.

If you hold your shares in street name and you wish to change or revoke your voting instructions, you will need to follow the instructions in the materials your broker or bank provided to you.

No Dissenters’ Rights of Appraisal

None of Delaware law (the state of incorporation of Turning Point Brands, Inc.), our certificate of incorporation, as amended, or our bylaws, as amended, provides for appraisal or other similar rights for dissenting stockholders in connection with any of the proposals to be voted upon at the Annual Meeting. Accordingly, our stockholders will have no right to dissent and obtain payment for their share(s).

OUR BOARD AND CORPORATE GOVERNANCE

Board of Directors

In accordance with our certificate of incorporation and bylaws, the number of directors on the Board is determined from time to time by vote of the Board. Our Board is currently comprised of nine members. In March 2025, the Board determined to expand the Board from nine to ten members effective immediately prior to the Annual Meeting in order to add another member with significant c-suite and public company director experience.

At the recommendation of our Board, the Nominating and Governance Committee nominated Kathleen Shanahan to stand for election as a director on our Board to fill the vacancy existing upon the expansion of our board. The Committee also recommended that all other current directors stand for reelection.

Current Director Biographies

David E. Glazek. David E. Glazek was appointed Executive Chairman of the Board in January 2023. Mr. Glazek has served as a director of the Company since November 2012, as our Lead Independent Director from January 2018 until September 2019, and as our non-executive Chairman from September 2019 until his appointment as Executive Chairman. Mr. Glazek has over fifteen years of experience investing in distressed, special situations and private credit strategies, including as a Partner and Portfolio Manager of Standard General L.P., from 2008 to 2023, and an investment banker at Lazard Frères & Co. from 2000 to 2003 and from 2006 to 2008. He has also worked at the Blackstone Group. He currently serves as a Director of National CineMedia, Inc. (NASDAQ: NCMI), and as a Director of Workers Benefits Consortium, Inc. Throughout his career he has served on numerous public and private company boards of directors. Mr. Glazek is also an Adjunct Professor at Columbia Business School. Mr. Glazek holds a Bachelor of Arts from the University of Michigan and a J.D. from Columbia Law School.

We believe Mr. Glazek is well-qualified to continue to serve as a director because of his significant finance, operations, legal, and public company director experience as well as his history of working with consumer facing companies in a variety of industries.

Graham A. Purdy. Graham A. Purdy was appointed Chief Executive Officer in October of 2022. Prior to his appointment as CEO, Mr. Purdy served as Chief Operating Officer from 2019 until his appointment to Chief Executive Officer. Since joining the Company in 2004, Mr. Purdy has held various leadership positions, including President of the New Ventures Division and Senior Vice President Sales. During his tenure, Mr. Purdy oversaw two of the Company’s highly successful brand extensions, rolling out Zig-Zag Cigar Wraps and Stoker’s MST. In addition, he built a highly effective sales organization driven by an industry-leading performance management system, strategically positioned a number of highly successful new products, and led the integration of many of the Company’s most important strategic initiatives. Before joining the Company, Mr. Purdy spent seven years at Philip Morris, USA, where he served in senior sales and sales management positions. Mr. Purdy holds an A.B. from California State University, Chico.

We believe Mr. Purdy is well-qualified to continue to serve as a director of the Company because of his 20-plus years with the Company, primarily in leadership roles. In addition, as former Chief Operating Officer, Mr. Purdy provides valuable insight to the Board on our strategic direction. Mr. Purdy also has relevant industry experience, having previously held a position in sales at a large tobacco company, which provides the Board with additional valuable insight into the industry, in general, and the Company, in particular.

Gregory H. A. Baxter. Gregory H. A. Baxter has served as a director of the Company since April 2006. In 2015, Mr. Baxter was elected as a director of Standard Diversified Inc. (“SDI”) and served as Executive Chairman of the Board and Interim Chief Executive Officer of SDI until 2020. Mr. Baxter has been an independent corporate finance consultant primarily for middle-market corporations and closely-held businesses since 2005. Previously, from 2003 to 2005, he was Managing Director and Head, Hedge Fund Sales and Marketing at Diaz & Altschul Capital Management, where his primary focus was bringing its investment products to prospective corporate and institutional clients. He was also a member of the Investment Committee. Immediately before joining Diaz & Altschul, he was Managing Director and Head of the Generalist/Cross-Border Mergers & Acquisitions team at SG Cowen Securities Corporation, the U.S. investment bank of French bank, Société Générale from 2000 to 2002. There, he re-established the cross-border effort and worked globally in industries such as food, retail, consumer products, transportation and oil and gas. He was also a member of the SG Cowen Fairness Opinion Review Committee. Before SG Cowen, he was at Rothschild Inc., the family-owned global investment bank, for almost six years, from 1994 to 2000, where he specialized in advising on industrial/engineering companies, including automotive, domestic and cross-border mergers, acquisitions and divestitures. He was also a founding member of SW Capital, an M&A boutique that specialized in middle-market transactions for Fortune 500 companies. Before that, he was a Vice President of Irving Trust Company’s Corporate Financial Counseling Department, providing M&A and other corporate finance advice to the bank’s clients. Mr. Baxter holds a Bachelor of Arts from the University of Victoria in Canada and a Master of Business Administration from the Ivey Business School in London, Canada.

We believe Mr. Baxter is well-qualified to continue to serve as a director of the Company because of his significant experience as a financial consultant and his experience with corporate investments, mergers and acquisitions in a variety of industries.

John A. Catsimatidis Jr. John A. Catsimatidis Jr. has served as a director of the Company since May 2024. Mr. Catsimatidis has served as President and Chief Operating Officer of Red Apple Group since 2024. Prior to becoming President and Chief Operating Officer, Mr. Catsimatidis held several roles within Red Apple Group since 2011, including most recently serving as Executive Vice President and Chief Investment Officer. Red Apple Group is one of North America’s largest privately held companies that owns and operates assets in the consumer, energy, real estate, logistics, finance, insurance and media industries. In addition to his leadership role in the operations of portfolio companies, Mr. Catsimatidis leads the in-house investment team that invests in both the private and public markets. The Red Apple investment team is responsible for the identification, sourcing, research, due diligence, and execution of all new investments for Red Apple Group and its portfolio companies. Mr. Catsimatidis has lectured on investing in public and private markets and topics including capital allocation, mergers and acquisitions, corporate governance, and long-term shareholder value creation. He is a graduate of the New York University Stern School of Business, where he received a B.S. for his concentrations in finance and management. Mr. Catsimatidis is involved in all philanthropic activities of the Catsimatidis Family Foundation.

We believe Mr. Catsimatidis is well-qualified to continue to serve as a director of the Company because of his extensive experience in forging strategies in both public and private companies including his valuable perspectives on the consumer packaged goods category and the Company’s strategic planning and unique consumer-level domain expertise.

H. C. Charles Diao. H. C. Charles Diao has served as a director of the Company since November 2012. Mr. Diao is currently SVP Finance and Corporate Treasurer at Bally’s Corporation with responsibilities for global treasury operations, corporate finance and capital markets, tax, and risk management/insurance. Mr. Diao is also a member of the multidisciplinary executive leadership team overseeing cybersecurity and ransomware preparedness, along with other risk management initiatives, for Bally’s. From July 2021 until June 2023, Mr. Diao was Managing Director at Diao & Co. LLC (“Diao & Co.”), where he provided financial advisory services to corporate clients. Until July 2021, Mr. Diao served as Senior Vice President of Finance, Corporate Development and Corporate Treasurer of DXC Technology Company (“DXC”), a global IT solutions and managed service provider, which focuses on ensuring security and scalability across enterprise cloud systems. He previously served as Vice President and Corporate Treasurer of DXC’s predecessor, Computer Science Corp since 2012, with responsibility for and management of global treasury operations, corporate finance and capital markets, corporate development and M&A, pension plans and risk management/insurance. From 2008 to 2012, Mr. Diao was Managing Director and founder of Diao & Co., and the Chief Investment Officer of Diao Capital Management LLC, an affiliate that managed alternative investments on behalf of institutional family offices. Until 2008, Mr. Diao was a Senior Managing Director at Bear Stearns where he was the Group Head for Special Situations Credit, a partner within the firm’s TMT investment banking practice and a member of the firm’s Investment Banking Committee and IPO Committee. Mr. Diao currently serves on the board of directors of Griffon Corporation, and also on the board of directors of Synechron Holdings, Inc., including the role of Chairman of the Nomination, Governance, and ESG Committee at Synechron. Mr. Diao served as a member of the board of directors of Media General Inc. (NYSE: MEG), the successor via merger to New Young Broadcasting Holdings Inc., from 2012 until 2017. He was Chairman of its Nominating and Governance Committee and a member of its Audit and Finance Committees. He holds a B.S.E. from Princeton University and a Master of Business Administration from Harvard Business School.

We believe Mr. Diao is well-qualified to continue to serve as a director of the Company because of his prior directorships and senior management experience, as well as his corporate leadership, financial and operational management experience.

Ashley Davis Frushone. Ashley Davis Frushone has served as a director of the Company since September 2018 and has served as our Lead Independent Director since January 2023. Ms. Davis is a founding partner of West Front Strategies LLC, established in January 2015. West Front Strategies LLC is a government relations firm that services clients in the education, financial services, transportation, tax, technology, international trade, energy, homeland security, healthcare, arts, and philanthropy sectors. From 2003 to 2014, Ms. Davis was the Managing Principal at Blank Rome Government Relations, a subsidiary of Blank Rome LLP, a government relations business. Prior to Blank Rome, Ms. Davis worked at the White House as Special Assistant to the Director of Homeland Security and as Deputy Director of Management and Administration from 2001 to 2003. From 1999 to 2000, Ms. Davis served in various roles during the Bush/Cheney presidential campaign. From 1997 to 2000, Ms. Davis was a Senior Associate at Greenlee Partners, a government affairs firm. Ms. Davis holds a Bachelor of Arts from Westminster College, where she also serves on the Board of Trustees, and a Master of International Business from Esade Business School in Spain, the McDonough School of Business at Georgetown University, and Fundação Getulio Varga in Brazil.

We believe Ms. Davis is well-qualified to continue to serve as a director of the Company because of her extensive experience in government relations work, both in and outside of the industry.

Rohith Reddy. Rohith Reddy has served as a director of the Company since May 2023. Mr. Reddy has been Vice President and Managing Director On-Premise at Bacardi Limited/U.S.A., Inc. (“Bacardi”) since 2022. Bacardi is one of the largest privately held, family-owned spirits companies in the world with a portfolio of more than two hundred brands and labels. Prior to his current position, Mr. Reddy served in several marketing-related roles since joining Bacardi in 2011, including leadership roles on brands such as Bacardi rum, Grey Goose vodka, Patron tequila and Bombay Sapphire gin. Prior to his time at Bacardi, Mr. Reddy held the role of Senior Vice President, Group Account Director at Cavalry, an integrated advertising agency based in Chicago, working on brands such as MillerCoors. He also spent four years in Brand Management at Pabst Brewing Company from 2006 to 2011, where he oversaw the resurgence of several iconic beer brands. Prior to that, he served as Account Supervisor at both Energy BBDO and Leo Burnett. While at Leo Burnett, Mr. Reddy worked on brands such as Kraft and Marlboro. Mr. Reddy received a Bachelor of Science in microbiology from the University of Michigan and a Master of Business Administration in international business strategy from the University of Manchester.

We believe Mr. Reddy is well-qualified to serve as a director of the Company because of his extensive experience in marketing and brand management of goods focused on adult consumers which will provide the Board with additional experience and insight from an adjacent industry.

Stephen Usher. Mr. Usher has served as a director of the Company since March 2021. Mr. Usher is a Managing Director at BC Partners Credit Investment team. Mr. Usher previously held the position of Managing Director and Head of Distribution at Lafayette Square overseeing the business development activities across all the firm’s investment products. Prior to joining Lafayette, Mr. Usher was a partner at Standard General, an investment firm that manages event driven opportunity funds. He was formerly a Founding Partner of Serengeti Asset Management. Mr. Usher worked at Goldman Sachs (“Goldman”) from 1996 to 2005, during which time he built out Goldman’s European bank loan sales and sourcing effort in London and worked for Goldman’s distressed bank loan and bond sales and trading group in New York. He began his career at Citibank’s leveraged loan sales group. Mr. Usher currently serves on the board of directors of Mount Logan Capital (MLC.NE). He has served on several not-for-profit boards and is currently a member of the board of directors of The Harlem School of the Arts and is an advisor to the Investment Committee for the California Endowment. He holds a Bachelor of Arts from Wesleyan University in Middletown, CT, where he is currently a member of the President’s Council.

We believe Mr. Usher is well-qualified to continue to serve as director of the Company because of his extensive experience in business development, which will help the Company with strategic decisions and decision-making.

Lawrence S. Wexler. Mr. Wexler previously served as our President and CEO from June 2009 until his retirement in January 2022, and as President and Chief Operating Officer of North Atlantic Trading Company, Inc. (“NATC”), our primary operating subsidiary, since June 2006. Before June 2006, Mr. Wexler had been the Chief Operating Officer of NATC since June 2005, and before that, the President and Chief Operating Officer of one of our other subsidiaries beginning December 2003. Mr. Wexler was a consultant to a number of emerging marketing, communication and financial companies, advising them on financial, marketing and strategic matters, at times in an operating role from 1998 to 2003. From 1977 to 1998, he was employed by Philip Morris, USA in various positions in the Sales, Marketing and Finance Departments. As Group Director, Discount Brands, his group introduced the Basic and Alpine brands. He served as Senior Vice President of Marketing from 1992 to 1993 and Senior Vice President Finance, Planning and Information Services from 1993 until his departure in 1998. Mr. Wexler also serves as a strategic advisor to The Velour Group LLC, a Michigan-based boutique private equity firm engaged in the hands-on incubation of startups, including consumer goods, nutraceuticals, and cannabis. He is also on the advisory board of EDM Snacking, a consumer products company focused on rolled tortilla chips. Mr. Wexler remains on the board of the Tobacco Merchants’ Association as Director Emeritus. Mr. Wexler holds a Bachelor of Science in administrative science from Yale University and a Master of Business Administration from Stanford University.

We believe Mr. Wexler is well-qualified to continue to serve as a director of the Company because of his many years of experience at our Company and his prior leadership positions at other companies, both within and outside of our industry. In addition, as former Chief Executive Officer, Mr. Wexler provides valuable insight to the Board on our strategic direction.

Director Nominee Biography

Kathleen Shanahan. Kathleen Shanahan joined the board of directors of The Mosaic Company (NYSE:MOS) in March 2025 and the board of directors of Great Lakes Dredge & Dock Corporation (NASDAQ:GLDD) in 2018. From 2018 to 2023, Ms. Shanahan was Chief Executive Officer of Turtle & Hughes, Inc., a private, certified women-owned business, which services the industrial, construction, commercial, electrical contracting, export and utility markets. Ms. Shanahan joined the board of directors of HireQuest (NASDAQ:HQI) in 2019 and currently serves on the Audit Committee and Chair of the Nom/Governance Committee. Ms. Shanahan served as Chair of Ground Works Solutions (previously known as URETEK Holdings, Inc.) from 2011 to 2018, which provides foundation lifting and soil stabilization solutions, and also served as Chief Executive Officer of Ground Works Solutions from 2011 to 2015. Ms. Shanahan served as the Chair and Chief Executive Officer of WRS Infrastructure & Environment, Inc. (d/b/a WRScompass), an environmental engineering and civil construction company, as a member of the board of directors and audit committee of TRC Companies, Inc. (NYSE:TRR) from 2015 to 2017 and as a member of the board of directors and Chair of the Executive Compensation Committee of WCI Communities, Inc. (NYSE:WCI) from 2004 to 2007. Additionally, Ms. Shanahan has held numerous positions in government and public policy, having served on the campaigns and administrations as Chief of Staff for Florida Governor Jeb Bush and for Vice President Dick Cheney; Deputy Secretary of the California Trade and Commerce Agency for California Governor Pete Wilson; special assistant to Vice President George H.W. Bush; and as staff assistant on President Ronald W. Reagan’s National Security Council. Ms. Shanahan is a member of Women Corporate Directors and the International Women’s forum. She received a Master of Business Administration in Executive Business Administration degree from New York University’s Leonard N. Stern School of Business and a Bachelor of Arts Degree in Nutrition Biochemistry and Economics from the University of California, San Diego.

We believe Ms. Shanahan is well qualified to serve as a director of the Company because of extensive leadership experience as a former CEO and Chair of multiple organizations, as well as her significant public company director experience. She has a proven track record in corporate governance, audit, and executive compensation, as well as a strong background in both the private sector and government. Her experience in managing complex operations, coupled with her deep expertise in strategic development and P&L management, positions her as a valuable asset to the Company’s board.

Director Emeritus Biography

Arnold Zimmerman. Arnold Zimmerman has served as a director of the Company since January 2013 until his retirement from our Board in May 2024, at which time he received the honorary title of Director Emeritus, in a non-voting capacity. Since 2007, he has been President of Catchers Mitt LLC, a marketing consulting company focused on personal care products. From 2002 to 2007, Mr. Zimmerman was the Chairman and Chief Executive Officer of 291 Digital LLC, a graphics imaging and printing company, and from 1999 to 2002 he was Chairman, President and Chief Executive Officer of AM Products Company. He has also held senior executive positions at Revlon-North America and the L’Oreal Retail Hair Products Division from 1967 to 1992. Mr. Zimmerman holds a Bachelor of Arts from the University of Miami. As a Director Emeritus, Mr. Zimmerman may attend Board and committee meetings by invitation, exclusive of executive sessions, and participate in discussions in an advisory capacity, but he will not have voting rights on matters before the Board.

Board Diversity

Although the Company does not have a formal policy governing diversity among directors, our Board strives to identify candidates with diverse backgrounds. Our Board recognizes the value of overall diversity and considers members’ and candidates’ opinions, perspectives, personal and professional experiences, and backgrounds, including gender, race, ethnicity, and country of origin. We believe the judgment and perspectives offered by a diverse board of directors improves the quality of decision-making and enhances the Company’s business performance. A majority of our directors and director nominees self-identify as women or people of color. Such diversity can help the Board respond more effectively to the needs of customers, stockholders, employees, suppliers, and other stakeholders.

The table below presents certain self-identified characteristics of our director nominees.

Board Diversity Matrix of Director Nominees
Total Number of Directors	10
	Female	Male	Non- Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	8	—	—
Part II: Demographic Background
African American or Black	—	2	—	—
Alaskan Native or Native American	—	—	—	—
Asian		2	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	4	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	—

Executive Officer Biographies

Listed below are the executive officers of the Company with the exception of Graham Purdy and David Glazek whose biographical information is included under “Current Director Biographies” above. Our executive officers are appointed by, and serve at the discretion of, our board of directors. There are no family relationships between any of the executive officers, and there is no arrangement or understanding between any executive officer and any other person pursuant to which the executive officer was selected.

Andrew Flynn, age 49, joined the Company as our Chief Financial Officer in April 2024. Mr. Flynn previously served as the CFO of Connected Cannabis Co. from September 2021 until March 2024. Prior to joining Connected, from June 2019 until September 2021, Mr. Flynn served in various positions at Juul Labs, including as Senior Vice President. Earlier in his career, Mr. Flynn served as Vice President of Finance at James Hardie Building Products, and Vice President of Finance at Arrow Electronics. Mr. Flynn holds a BS from Indiana University and an MBA from the University of Colorado, Denver.

Brittani N. Cushman, age 40, has been our Senior Vice President, General Counsel, and Secretary since November 2020 and has served in various roles in our legal department since joining the Company in October 2014, most recently serving as Senior Vice President of External Affairs. Prior to joining the Company, Ms. Cushman spent five years at Xcaliber International, Ltd., L.L.C., where she was most recently the General Counsel, responsible for all legal affairs. Ms. Cushman holds a Bachelor of Science in Business Administration, magna cum laude, in business management from the University of Tulsa and a J.D. from Washington and Lee University School of Law.

Lorenzo De Plano, age 30, has served as our Chief of Strategy since 2022. In this role, he is responsible for overseeing the company’s long-term strategic plan, corporate reorganization initiatives, and mergers and acquisitions activities. Mr. De Plano sold his company, Solace Technologies, to Turning Point Brands in 2019. Since joining the company, he has led the relaunch of the Zig-Zag brand, managed the development of FRE, and ran the New Ventures and product development division from 2019 to 2022. Mr. De Plano holds a B.S. in Film and Entrepreneurship from the University of Southern California.

Summer Frein, age 41, has served as our Chief Revenue Officer since December 2022, after joining the company as Chief Marketing Officer in early 2022. In her current role, she is responsible for leading the company’s unified revenue strategy, overseeing marketing and sales to drive profitable growth. Prior to joining Turning Point Brands, Ms. Frein held a variety of senior leadership roles over 15 years at Cronos Group and Altria Group, Inc., with responsibilities spanning sales, digital strategy, marketing, and business development. Most recently, she served as General Manager of Cronos Group, USA, where she led the strategy and execution across sales, marketing, and operations. Ms. Frein holds a Bachelor of Business Administration with a minor in Spanish from the McCombs School of Business at the University of Texas at Austin. She is also a member of Chief, a private network for women executive leaders.

Corporate Governance

Board Leadership Structure

Our Board oversees the management of the Company, reviews our long-term strategic plans and exercises direct decision-making authority in key areas such as choosing the Executive Chairman, as well as the Chief Executive Officer, setting the scope of such officers’ authority to manage our business day-to-day, and evaluating his or her performance. David E. Glazek currently serves as Executive Chairman of the Board and Graham A. Purdy serves as CEO.

Our Board believes that there is no single organizational model that would be most effective in all circumstances and that it is in the best interests of the Company and its stockholders for the Board to retain the authority to modify its leadership structure to best address the Company’s circumstances from time to time. This allows the Board to review its leadership structure periodically, including when the Company experiences a leadership transition.

Historically, we maintained a Board leadership structure that separated the CEO and Chairman roles and relied on an independent, non-executive chair to provide oversight to management. In connection with Mr. Purdy’s election as CEO of the Company in November 2022, the Board determined that while it was appropriate to maintain separate CEO and Chairman roles, Mr. Glazek was appointed Executive Chairman, given that the Board determined Mr. Glazek was best situated to assist the Company with the leadership transition in light of Mr. Wexler’s nearly 13 years as the Company’s CEO and provide more hands-on operational and strategic oversight and act as an executive-level conduit between the CEO and the Board. After continued consideration and the seamless CEO transition, the Board believes this leadership structure remains the most appropriate for the Company at this time.

Recognizing the importance of ensuring independent oversight of the Board by a non-executive, in connection with Mr. Glazek’s appointment as Executive Chairman, the Board appointed Ms. Davis as Lead Independent Director in accordance with our corporate governance guidelines which may be found on our website, https://www.turningpointbrands.com/investor-relations/governance/. The Lead Independent Director’s primary responsibilities include (i) presiding over executive sessions of independent directors; (ii) calling meetings of the independent directors; (iii) developing and approving, together with the Executive Chairman, the agenda for Board meetings; (iv) serving as liaison between the Executive Chairman and CEO, on the one hand, and the independent directors, on the other hand; and (v) performing such other duties that are requested by the Board. The Lead Independent Director is also available for discussions with the Company’s stockholders.

In addition to the role that the Lead Independent Director has with regard to the Board, the chair of each of the three independent committees of the Board (Audit Committee, Compensation and Talent Committee (“Compensation Committee”) and Nominating and Governance Committee) and each individual director is responsible for helping to ensure that meeting agendas are appropriate and that sufficient time and information are available to address issues that the directors believe are significant and warrant their attention. Each director has the opportunity and ability to request agenda items, information and additional meetings of the Board or of the independent directors.

Each director is to hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. Vacancies and newly created directorships on the Board may be filled at any time by vote of the remaining directors.

Under our certificate of incorporation, for so long as we or one of our subsidiaries is party to certain distribution agreements with Republic Technology International SAS (“RTI”), no person who is an RTI competitor (as defined in our certificate of incorporation) or who is an officer, director or representative of an RTI competitor or any entity that owns more than a 20% equity interest in an RTI competitor will be entitled to serve on the Board. We may require that any director or nominee for director certify that he or she is not disqualified from service on the Board pursuant to these provisions, and the Board is authorized to make such reasonable determinations as shall be necessary to implement the above limitation.

Meetings of the Board of Directors

The Board met on six occasions during our fiscal year ended December 31, 2024, acted by unanimous written consent six times, and each incumbent director attended all meetings of the Board and its committees on which such director served during the director’s period of service, with the exception of Mr. Diao and Mr. Reddy who each missed one meeting. Executive sessions of non-employee directors, without management directors or employees present, are typically scheduled in conjunction with each regularly scheduled Board meeting. Ms. Davis, our Lead Independent Director of the Board, presides over these sessions. During 2024, there were four executive sessions.

Although the Company does not have a formal policy governing director attendance at the annual meeting of stockholders, attendance is strongly encouraged and each member of the Board attended the Company’s 2024 annual meeting of stockholders, and the Company expects all members of the Board to attend the Annual Meeting.

Risk Oversight

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. The Company faces a number of risks, including but not limited to, economic, environmental, social and regulatory risks, and others such as the impact of competition and cybersecurity. While management is responsible for the day-to-day management of risks the Company faces, the Board, as a whole and through its committees, is responsible for overseeing the Company’s risk management strategies, including determining whether the risk management processes designed by management are adequate and functioning as intended.

The Board believes that establishing the right “tone at the top” and full and open communications between management and the Board are essential for effective risk management and oversight. The Board is informed about risk management matters as part of its role in the general oversight and approval of corporate matters. The Board gives guidance to the Company’s management on the risks it believes the Company faces, such as the matters disclosed as risk factors in the Company’s Annual Report on Form 10-K. The Board also receives regular updates on information technology risks. The Company’s information security programs are also subject to regular external audits.

Through the Audit Committee’s charter, the Board has authorized the Audit Committee to oversee the Company’s risk assessment and risk management policies, including technology and cybersecurity related risks. The Audit Committee, in fulfilling its oversight responsibilities, regularly and comprehensively (i) reviews and discusses with management and the independent registered public accounting firm any significant risks or exposures and assesses the steps management has taken to minimize such risks, (ii) discusses with management and the independent registered public accounting firm, and oversees the Company’s underlying policies with respect to risk assessment and risk management, and (iii) reviews and discusses with the independent registered public accounting firm any significant risks identified during the registered public accounting firm’s risk assessment procedures. The Audit Committee is also overseeing and is significantly involved in, the remediation of our material weakness in internal controls over financial reporting. For additional information please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

Through the Compensation Committee’s charter, the Board has authorized the Compensation Committee to oversee officer compensation programs. The Compensation Committee, in fulfilling its oversight responsibilities, designs the compensation packages applicable to the Company’s executive officers. The Compensation Committee also consults with management on setting performance goals, the payments of bonuses and grants of equity awards to key employees.

The Audit Committee and the Compensation Committee jointly perform an annual risk assessment of our compensation programs for all employees to determine whether these programs encourage unnecessary or excessive risk taking. In conducting this review, each of our compensation programs is evaluated on a number of criteria aimed at identifying any incentive programs that deviate from our risk management objectives. Based on this review in 2024, the committees concluded that we have the right combination of rewards and incentives to drive company performance, without encouraging unnecessary or excessive risk taking by our employees.

The Board’s oversight roles, including the roles of the Audit Committee and the Compensation Committee, combined with the leadership structure of the Board, allow the Board to effectively administer risk management policies while also effectively and efficiently addressing Company objectives.

Cybersecurity Risk Oversight

As noted above, our Audit Committee has direct oversight of our management of cybersecurity risks. Under the direction and supervision of our Chief Financial Officer, we conduct an annual comprehensive enterprise risk assessment, which includes cybersecurity risks. The Board receives the full results of the annual enterprise risk assessment, including an evaluation of cybersecurity risks presented and a detailed description of the actions we have taken to mitigate these risks. Our Cybersecurity Steering Committee reviews the results of any enterprise risk assessment with management on a bimonthly basis and with the Board quarterly or when risks are identified. Management provides a comprehensive update to the Audit Committee on cybersecurity threats and risk mitigation at least annually, and more frequently as relevant. For additional information on our cybersecurity risk oversight, please refer to Item 1C of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

Director Independence

Our Board, upon recommendation of the Nominating and Governance Committee, has determined that Mr. Baxter, Mr. Catsimatidis, Mr. Diao, Ms. Davis, Mr. Reddy and Mr. Usher are “independent directors” under applicable NYSE and U.S. Securities & Exchange (“SEC”) rules and the Company’s Corporate Governance guidelines. The Board believes that these directors are also “independent” as that term is defined in the Exchange Act and the rules thereunder. Mr. Baxter became an independent director in July 2023, and Mr. Glazek also served as an independent member of the Board prior to his appointment as Executive Chairman. The Board, upon recommendation of the Nominating and Governance Committee, has also determined that Ms. Shanahan will be independent upon her election to the Board.

Committees of the Board

Our Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Under the rules of NYSE, the Audit Committee is required to consist entirely of independent directors based on enhanced criterion for Audit Committee member independence under NYSE and SEC rules. In addition, under applicable NYSE and SEC rules, our Compensation Committee and Nominating and Governance Committee are required to consist entirely of independent directors.

The Board also forms special committees and subcommittees from time to time.

The following is a brief description of our standing Board committees.

Audit Committee

During 2024, our Audit Committee was comprised of Mr. Baxter, Mr. Diao, Ms. Davis and Mr. Usher, each of whom continues to sit on the committee, except Mr. Baxter, who was replaced by Mr. Usher in October 2024. Ms. Shanahan is expected to serve as a member of the Audit Committee upon her confirmation to the Board. Each of the committee’s members satisfies the financial literacy requirements under the applicable rules and regulations of the SEC and the listing standards of the NYSE. Mr. Diao serves as chair of the Audit Committee. The Board has determined that Mr. Diao qualifies as an “audit committee financial expert” as such term is defined under applicable rules of the SEC. The Audit Committee also satisfies (and in 2024 satisfied) the member independence and other requirements under current NYSE listing standards and SEC rules. Our Audit Committee, among other things, is responsible for:

•	selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	the quality and integrity of our financial statements, our financial reporting process and our systems of internal accounting and financial records;

•	helping to ensure the independence and performance of the independent registered public accounting firm;

•

discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent registered public accounting firm, our interim and year-end results of operations;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•

overseeing the Company’s risk assessment and risk management policies, including responsibility for technology and cybersecurity-related risks, and, together with the Compensation Committee, compensation-related risks;

•	the performance of our internal audit function;

•	reviewing related party transactions;

•	preparing the audit committee report for inclusion in the annual proxy statement; and

•

approving or, as required, pre-approving, all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Our Audit Committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the NYSE. Our Audit Committee charter may be found at our website, www.turningpointbrands.com, in the “Investor Relations” section. The Audit Committee met seven times during 2024.

Compensation and Talent Committee

During 2024, our Compensation and Talent Committee (the “Compensation Committee”) was composed of Mr. Usher, as Chair of the Compensation Committee, Mr. Catsimatidis and Mr. Reddy. Each of the current members of the Compensation Committee satisfies or will satisfy, the member independence requirements under current NYSE listing standards and SEC rules.

Our Compensation Committee, among other things, is responsible for:

•	reviewing, approving and determining, or making recommendations to our Board regarding, the compensation of our executive officers;

•	administering our equity compensation plans;

•	jointly, with the Audit Committee, performing an annual risk assessment of our compensation programs for all employees;

•	reviewing, approving and making recommendations to our Board regarding incentive compensation and equity compensation plans;

•	establishing and reviewing general policies relating to compensation and benefits of our employees; and

•	overseeing potential risks associated with our compensation programs and policies.

Our Compensation Committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the NYSE. Our Compensation Committee charter may be found at our website, www.turningpointbrands.com, in the “Investor Relations” section. The Compensation Committee met four times during 2024, and acted by unanimous written consent three times.

Nominating and Governance Committee

Our Nominating and Governance Committee is composed of Ms. Davis, Mr. Diao and Mr. Reddy. Ms. Davis serves as the Nominating and Governance Committee chair. The Nominating and Governance Committee satisfies the member independence requirements under current NYSE listing standards and SEC rules. Our Nominating and Governance Committee is, among other things, responsible for:

•	identifying, evaluating and selecting, or making recommendations to our Board regarding, nominees for election to our Board and its committees;

•	evaluating the performance of our Board and of individual directors;

•	considering and making recommendations to our Board regarding the composition of our Board and its committees;

•	reviewing developments in corporate governance practices;

•	reviewing and recommending to the Board for approval any changes in the compensation of directors;

•	evaluating the adequacy of our corporate governance practices and reporting;

•	developing and making recommendations to our Board regarding corporate governance guidelines and matters; and

•	overseeing environmental and social matters as they pertain to the Company’s business and long-term strategy.

Our Nominating and Governance Committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the NYSE. Our Nominating and Governance Committee charter may be found at our website, www.turningpointbrands.com, in the “Investor Relations” section. The Nominating and Governance Committee met two times during 2024.

Consideration of Candidates for Director

The Nominating and Governance Committee may identify potential candidates for nomination as a director using a variety of sources, including recommendations from current Board members, our management, stockholders or contacts in communities served by the Company, or by conducting a formal search using an outside search firm selected and engaged by the Nominating and Governance Committee.

Any stockholder wishing to submit a candidate for consideration should send the Corporate Secretary, at 5201 Interchange Way, Louisville, Kentucky 40229, the information detailed in Section 1.4 of our bylaws, which includes, among other items, the name of the candidate, age, contact information, present principal occupation or employment, qualifications and skills, background, last five years’ employment and business experience, a description of current or previous service as director of any corporation or organization, other relevant biographical information, the nominee’s consent to serve on the Board, and all other information relating to such person as would be required to be disclosed in solicitations of proxies under Regulation 14A of the Exchange Act as well as any other information required under the Company’s bylaws. A stockholder nominee will be requested to complete a detailed questionnaire in the form that current directors and officers complete.

The Nominating and Governance Committee seeks to achieve a balance of knowledge, experience, diversity and capability on the Board, and in assessing nominees, considers such factors as it deems in the best interest of the Company and its stockholders. Though diversity is not defined in the Company’s Corporate Governance Guidelines or in the Nominating and Governance Committee’s charter, each of which can be found at our website, www.turningpointbrands.com, in the “Investor Relations” section, diversity is broadly interpreted by the Board to include viewpoints, background, experience, industry knowledge and geography, as well as more traditional characteristics of diversity, such as race and gender. The manner in which the Nominating and Governance Committee evaluates a potential nominee will not differ based on whether the nominee is recommended by a stockholder of the Company.

Oversight of Environmental, Social and Governance Matters

The Nominating and Governance Committee oversees the environmental, social and governance matters as they pertain to the Company’s business and long-term strategy and identifies and brings to the attention of the Board current and emerging trends and issues impacting the business operations, performance and public image of the Company. The Nominating and Governance Committee meets to oversee Company strategy and implementation of efforts related to environmental, social and governance factors, with management engagement.

Compensation of Directors

As described more fully below, the following table summarizes the total compensation earned for fiscal year 2024 for each of the non-employee directors.

During 2024, our non-employee directors received an annual cash retainer of $80,000 and restricted stock units (“RSUs”) with an award value of $80,009 which vest one year from the grant date, for each director serving on the Board. Audit Committee members received an additional $10,000 annual cash retainer ($20,000 for the Audit Committee Chair). Additionally, Nominating Committee members received an additional annual cash retainer of $5,000, with the Nominating Committee Chair receiving an additional cash retainer of $10,000; Compensation Committee members received an additional annual cash retainer of $5,000, with the Compensation Committee Chair receiving an additional cash retainer of $10,000. Upon appointment as Lead Independent Director, Ms. Davis began receiving an annual cash retainer of $30,000 in addition to the $10,000 annual cash retainer she receives as a member of the Audit Committee. No meeting fees are paid separately. Mr. Glazek and Mr. Purdy do not receive separate compensation for their service on the Board, and their compensation for 2024 is reported in the Summary Compensation Table.

The following table summarizes information about director compensation for the year ended December 31, 2024.

	Fees earned	Fees earned
	or paid in	or paid in
	cash	RSUs	Total
Name	($)	($)	($)
Gregory H. A. Baxter (1)	90,000	80,009	170,009
John A. Catsimatidis, Jr. (2)	56,667	80,009	136,676
H. C. Charles Diao (3)	107,500	80,009	187,509
Ashley D. Frushone (4)	125,000	80,009	205,009
Rohith Reddy (5)	86,667	80,009	166,676
Stephen Usher (6)	86,707	80,009	166,716
Lawrence Wexler (7)	80,000	80,009	160,009
Arnold Zimmerman (8)	30,000	—	30,000

(1)	Mr. Baxter received $90,000 cash and 2,415 RSUs valued at $80,009, composed of Board member fees, Audit Committee fees and Nominating Committee fees.

(2)	Mr. Catsimatidis received $56,667 cash and 2,415 RSUs valued at $80,009, composed of Board member fees and Compensation Committee fees.

(3)	Mr. Diao received $107,500 cash and 2,415 RSUs valued at $80,009, composed of Board member fees, Audit Committee chair fees and Nominating Committee fees.

(4)	Ms. Davis received $125,000 cash and 2,415 RSUs valued at $80,009, composed of Board member fees, Audit Committee fees, Nominating Committee Chair fees and Lead Independent Director fees.

(5)	Mr. Reddy received $86,667 cash and 2,415 RSUs valued at $80,009, composed of Board member fees, Nominating Committee fees and Compensation Committee fees.

(6)	Mr. Usher received $86,707 cash and 2,415 RSUs valued at $80,009, composed of Board member fees and Compensation Committee Chair fees.

(7)	Mr. Wexler received $80,000 cash and 2,415 RSUs valued at $80,009, composed of Board member fees.

(8)	Mr. Zimmerman received $30,000 cash, composed of Board member fees and Audit Committee fees. Mr. Zimmerman did not stand for re-election to the Board in May 2024.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics that applies to all of our directors and employees, including our executive officers. A copy of the Code of Business Conduct and Ethics is available on our website at www.turningpointbrands.com in the “Investor Relations” section. We intend to disclose on our website any amendments to our Code of Business Conduct and Ethics, or waivers of its requirements that apply to our principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions.

Corporate Governance Guidelines

Our Board has adopted corporate governance guidelines that serve as a flexible framework within which our Board and its committees operate. These guidelines cover a number of areas including, the size and composition of the Board, Board leadership structure, Board membership criteria and director qualifications, director responsibilities, meetings of independent directors, committee responsibilities and assignments, Board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, and evaluation of senior management and management succession planning. A copy of our corporate governance guidelines is available on our website at www.turningpointbrands.com in the “Investor Relations” section.

Insider Trading Policy

Our Board has adopted a Securities Trading Policy that applies to all of our directors and employees, including our executive officers. A copy of our Securities Trading Policy is filed as exhibit 19.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

Hedging and Pledging Policy

The Company’s Securities Trading Policy prohibits insiders (as defined in the policy) from pledging securities issued by the Company as collateral for a loan without the consent of the chair of the Audit Committee. In addition, the Securities Trading Policy prohibits insiders from purchasing the Company’s common stock on margin, short-selling the Company’s common stock, or buying or selling put and call options on the Company’s common stock.

SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

The tables below set forth certain information regarding the beneficial ownership of our common stock by:

•	Each person or entity known to us who beneficially owns five percent or more of the common stock;

•	Each of our directors, nominees and named executive officers; and

•	All of our directors (excluding Ms. Shanahan) and executive officers as a group.

Other than with respect to the common stock beneficially owned by beneficial owners of more than 5% of our issued and outstanding common stock, the table below states beneficial ownership as of March 7, 2025. As of March 7, 2025, 17,867,759 shares of common stock were issued and outstanding. The amounts and percentages of common stock beneficially owned are reported on the basis of the regulations of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities. Included in the amount of common stock beneficially owned are shares of common stock subject to exercisable options or options that will become exercisable within 60 days of March 7, 2025. The calculation of the percent owned by each person assumes that all vested options or options vesting within 60 days of March 7, 2025, if any, held by such person have been exercised. The calculation of percent owned by all directors and executive officers as a group assumes that all vested options beneficially held by them have been exercised.

Turning Point Brands, Inc.

			Percentage of
		Shares	Share
		Beneficially	Beneficially
Name of Beneficial Holder(1)	Position or Title of Beneficial Holder	Owned	Owned
BlackRock, Inc. (2)	Principal Stockholder	1,584,604	8.9%
The Vanguard Group (3)	Principal Stockholder	1,404,963	7.9%
Morgan Stanley (4)	Principal Stockholder	952,023	5.3%
ETF Managers Group LLC (5)	Principal Stockholder	915,335	5.1%
Graham A. Purdy (6)	President & Chief Executive Officer, Director	244,855	1.4%
Brittani N. Cushman (7)	Senior Vice President, General Counsel and Secretary	78,803	*
Andrew Flynn	Senior Vice President, Chief Financial Officer	2,576	*
Summer Frein (8)	Senior Vice President, Chief Revenue Officer	16,706	*
Gregory H.A. Baxter	Director	38,446	*
John A. Catsimatidis Jr.	Director	—	*
H. C. Charles Diao	Director	8,331	*
Ashley Davis Frushone	Director	4,026	*
David E. Glazek (9)	Director	222,935	1.2%
Rohith Reddy	Director	2,027	*
Stephen Usher	Director	3,302	*
Lawrence S. Wexler (10)	Director	490,257	2.7%
Kathleen Shanahan	Director Nominee	—	*
Luis Reformina (11)	Former Senior Vice President, Chief Financial Officer	—	*
Directors and Executive Officers as a Group (14 persons) (12)		1,170,194	6.4%

*	Indicates less than 1%

(1)	Unless otherwise noted, the address for the persons listed in this column is 5201 Interchange Way Louisville, Kentucky 40229.

(2)

This information is based solely on Amendment No. 2 to Schedule 13G filed with the SEC on January 25, 2024. Blackrock has sole voting power with respect to 1,562,766 shares of the Company’s common stock and sole dispositive power with respect to 1,584,604 shares of the Company’s common stock. The address for BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.

(3)	This information is based solely on Amendment No. 1 to Schedule 13G filed with the SEC on February 13, 2024. The Vanguard Group has shared voting power with respect to 31,938 shares of the Company’s common stock, sole dispositive power with respect to 1,358,858 shares of the Company’s common stock The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(4)

This information is based solely on Amendment No. 2 to Schedule 13G filed with the SEC on February 3, 2025. Morgan Stanley has shared voting power with respect to 949,804 shares of the Company’s common stock and shared dispositive power with respect to 952,023 shares of the Company’s common stock. The address for Morgan Stanley is 1585 Broadway, New York, NY 10036.

(5)

This information is based solely on Amendment No. 1 to Schedule 13G filed with the SEC on August 9, 2021. ETF Managers Group has sole voting power with respect to 915,335 shares of the Company’s common stock and sole dispositive power with respect to 915,335 shares of the Company’s common stock. The address for ETF Managers Group LLC is 30 Maple Street, Suite 2, Summit, NJ 07091.

(6)	Includes 51,400 shares subject to exercisable stock options.

(7)	Includes 53,550 shares subject to exercisable stock options.

(8)	Includes 6,273 shares subject to exercisable stock options.

(9)	Includes 131,808 shares subject to exercisable stock options.

(10)	Includes 114,719 shares subject to exercisable stock options.

(11)	Mr. Reformina resigned as Senior Vice President and Chief Financial Officer effective as of March 8, 2024. We do not have information related to his current holdings.

(12)

Includes 374,536 shares subject to exercisable stock options. This group excludes our former CFO, Mr. Reformina, whose last day of employment with the Company was March 8, 2024, and includes directors and executive officers as of March 7, 2025.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and officers, and persons who beneficially own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of stock ownership and reports of changes in stock ownership and to provide the Company with copies of all such filed forms. Based solely on its review of such copies or written representations from reporting persons, the Company believes that all reports were filed on a timely basis during the fiscal year ended December 31, 2024, with the exception of the following: (i) Andrew Flynn filed a late Form 4 on July 25, 2024, to report the acquisition of 5,495 shares of common stock on April 1, 2024.

EXECUTIVE COMPENSATION

Compensation, Discussion & Analysis

This compensation, discussion and analysis (this “CD&A”) addresses our executive compensation program for our “named executive officers” identified below.

Our named executive officers for 2024 were:

•	Graham A. Purdy, our President & Chief Executive Officer;

•	David E. Glazek, our Executive Chairman;

•	Andrew Flynn, Senior Vice President & Chief Financial Officer;

•	Brittani N. Cushman, our Senior Vice President, General Counsel and Secretary;

•	Summer Frein, our Senior Vice President, Chief Revenue Officer; and

•	Luis Reformina, our former Senior Vice President & Chief Financial Officer.

Mr. Reformina stepped down as Senior Vice President and Chief Financial Officer of the Company, effective March 8, 2024, in connection with the Company's termination of his employment "without cause" pursuant to the terms of Mr. Reformina's employment agreement. The Board appointed Mr. Andrew Flynn as Senior Vice President and Chief Financial Officer of the Company, effective as of April 1, 2024.

Executive Compensation Objectives and Philosophy

One objective of our executive compensation program is to attract and retain qualified, energetic employees who are enthusiastic about our mission and culture. A further objective is to provide incentives and reward each senior executive for his or her contribution to our growth and operating and financial improvement. In addition, we strive to (i) promote an ownership mentality among key leadership executives, (ii) design compensation to appropriately balance risk and reward in the context of the Company’s business environment and long-range business plans, and (iii) be responsive to the Company’s succession planning objectives.

Elements of Executive Compensation

Elements of executive compensation include: salary, annual cash bonus, equity-based compensation, and other benefits, such as welfare benefits, a Company match to our 401(k) defined contribution plan (including contributions to our Restoration Plan (discussed below), where applicable) and other retirement benefits. Each of the named executive officers is party to an individual employment agreement with us. Individual elements of compensation and the applicable compensation arrangements are described in more detail below.

Salary

The purpose of providing base salaries is to provide a fixed, baseline level of cash compensation that is designed to compensate the named executive officers for their day-to-day duties and responsibilities. The base salary levels of each of our named executive officers is reviewed by the Compensation Committee on an annual basis. Each current named executive officers’ base salary is set forth below:

Executive Name	2024 Annual Base Salary	2025 Annual Base Salary
Graham A. Purdy	$750,000	$750,000
Andrew Flynn	$400,000	$400,000
Brittani N. Cushman	$360,706	$360,706
David E. Glazek(1)	N/A	N/A
Summer Frein	$382,500	$382,500

(1)	Mr. Glazek does not receive an annual base salary for his services as Executive Chairman.

Annual Cash Bonus

The purpose of providing an annual cash bonus opportunity is to motivate executive officers to achieve short-term strategic and financial goals and to incentivize individual behavior that is aligned with near-term operations.

Our executive compensation program is designed to reward business success and each executive officer’s contribution to our operating and financial performance. In measuring an executive’s contribution to us, our Board considers our growth and various financial metrics. We also consider an executive’s performance in managing us in light of general economic conditions, as well as specific company, industry and competitive conditions. Our executive officers are eligible to earn an incentive bonus payment under our Management Bonus Program based on the Board’s assessment of our financial performance and individual performance. The incentive bonus compensation paid to the named executive officers in 2024 based on 2024 results was based upon final financial performance as assessed by the Board based upon our audited 2024 financial statements and such officer’s individual performance in 2024.

The Compensation Committee established a target annual bonus opportunity for each executive officer, which is based on a specified percentage of such executive officer’s base salary. Each named executive officer’s target annual bonus for 2024 and actual bonus earned in respect of 2024 results is set forth in the table below:

	2024 Target Annual Bonus
Executive Name	(% of Base Salary)	2024 Annual Bonus Paid
Graham A. Purdy	100%	$750,000
Andrew Flynn	50%	$200,000
Brittani N. Cushman	50%	$180,353
David E. Glazek	N/A	N/A
Summer Frein	50%	$191,250

The Compensation Committee did not establish a target annual 2024 bonus opportunity for Mr. Glazek.

Pursuant to the terms of Mr. Reformina's employment agreement, in connection with his termination by the Company "without cause", Mr. Reformina did not receive an annual bonus for 2024.

Long-Term Equity-Based Compensation

The purpose of providing long-term equity-based compensation is to ensure complete alignment between our executive officers and our stockholders, which is achieved by virtue of the fact that the value ultimately realized by the executive officers from payouts under equity-based compensation programs is directly tied to our stock price when such amount is paid.

In April 2015, we adopted the 2015 Equity Incentive Plan (the “2015 Plan”). The 2015 Plan authorizes the Compensation Committee to provide equity-based or other incentive-based compensation for the purpose of attracting and retaining directors, employees and certain consultants and providing our directors, employees and such consultants incentives and rewards for superior performance. At the Annual Meeting held in 2021, the Company’s stockholders approved a 2021 Equity Incentive Plan (the “2021 Plan”), and no awards will be made under the 2015 Plan going forward.

Historically, executive officers have received long-term equity-based compensation in the form of stock options, time-based restricted stock units and performance-based restricted stock units (“PRSUs”). Stock options have generally vested over a three-year period subject to the executive’s employment with the Company on the applicable vesting date. PRSUs have typically been granted subject to vesting at the end of a five-year performance period, based on the level of achievement of ROIC goals established at the beginning of the applicable performance period. PRSUs offer the named executive officers a financial interest in the Company and serve to retain the named executive officers as the awards vest upon satisfaction of a specific performance measure at a pre-determined time. In determining the grant date value of awards, the Compensation Committee determines a target grant date value for each executive officer, which generally represents a percentage of the executive officer’s base salary.

In May 2023, the Compensation Committee considered and adopted a new design feature for 2023 equity-based awards. Specifically, 2023 awards were made in the form of time-based RSUs and PRSUs. The time-based RSUs will vest over three years. RSUs are subject to continued employment through the applicable vesting date. The PRSUs will vest based on achievement of cumulative adjusted EBITDA growth targets measured over a three-year period. RSU's and PSU's granted during 2024 were based on the same design construct, with updated targets based on current financial projections.

During 2024, we granted the following stock options, RSUs and PRSUs to our named executive officers:

	Number	Grant Date Value	Number of	Grant Date Value of	Number	Grant Date Value
Executive Name	of PRSUs	of PRSUs	Stock Options	Stock Options	of RSUs	of RSUs
Graham A. Purdy	33,937	$900,009	—	—	22,624	$599,988
Andrew Flynn	8,242	$240,007	—	—	5,495	$160,014
Brittani N. Cushman	8,161	$216,430	—	—	5,441	$144,295
David E. Glazek	22,059	$585,005	54,289	500,002	33,095	$890,000
Summer Frein	8,654	$229,504	—	—	5,769	$152,994

Pursuant to the terms of his Executive Chairman Agreement, Mr. Glazek does not receive an annual base salary and he did not have a target annual 2024 bonus opportunity. In lieu of receiving an annual base salary for 2024, Mr. Glazek received an equity-based award having an award value of $1,000,000, consisting of 50% RSUs and 50% stock options, subject to quarterly vesting.

Other Benefits and Executive Compensation Policies

Welfare Benefits

We provide the named executive officers with health, dental and vision insurance plans, term life and disability insurance. Senior executives may generally elect to participate in these plans on the same basis and terms as all employees.

401(k) Matching Contributions

We provide a company match to the 401(k) defined contribution plan to all eligible employees. For the 2024, 2023 and 2022 401(k) plan years, we contributed 4% of the participant’s annual base salary to those eligible salaried employees contributing 4% or greater of their salary. For those eligible salaried employees contributing less than 4% of annual base salary, we matched the contribution by 100%. In each of 2024, 2023 and 2022, we also made a discretionary contribution equal to 1% of the participant’s annual base salary to those eligible salaried employees.

Restoration Plan

We adopted a Restoration Plan in 2013 (the “Restoration Plan”) to give parity in benefits to executives with those benefits offered to employees generally via our 401(k) defined contribution plan. The Restoration Plan credits bookkeeping liability accounts for selected executives each year in amounts equal to amounts those executives would otherwise have been credited under the 401(k) plan. The Code allowed only up to $330,000 (in 2024; indexed each year) in total compensation to be considered in allocating contributions to a tax-qualified plan, so credits will be made to the non-qualified Restoration Plan for selected executives on compensation paid above that level, at the same percentage rate as applies to employees generally on pay below that level through the 401(k) plan. Amounts credited to the Restoration Plan grow based on the S&P 500 equity index returns each year. Benefits accrued under the Restoration Plan are not set aside in a trust account and cannot be paid to the covered executive officer until the seventh month after termination of employment, at which time benefits are forfeited if the termination is deemed for “cause.” Notwithstanding the foregoing restriction on acceleration of payment, we may elect, in our sole discretion and without the covered executive’s consent, to pay the balance of an executive’s benefits to the executive in a lump sum at any time so long as the payment results in the termination and liquidation of the executive’s entire account under the Restoration Plan and the payment does not exceed applicable dollar amounts under Code Section 402(g)(1)(B). Each of the named executive officers participates in the Restoration Plan.

The Company determined to suspend the Restoration Plan at the end of 2024 and has adopted a Non-Qualified Deferred Compensation Plan which became effective during 2024.

Non-Qualified Deferred Compensation Plan

In 2024, we adopted a Non-Qualified Deferred Compensation Plan (the "NQDCP"). All of our executive officers are eligible to participate in the NQDCP. Under the NQDCP, eligible participants may elect to defer up to 80% of annual base salary, up to 80% of any earned annual bonus, and up to 100% of any earned RSUs or PSUs. The NQDCP allows the company to make discretionary employer credits subject to an applicable vesting period set forth in the adoption agreement. Distributions under the NQDCP will be made in cash and will be made at the time(s) specified in the NQDCP and any applicable election form.

Personal Benefits

From time to time, we provide personal benefits to our named executive officers to the extent such benefits are appropriate and aligned with our business objectives. The Company does not provide excessive perquisites or personal benefits to the named executive officers in respect of 2024.

Tax and Accounting Considerations

The Committee considers the tax and accounting effects of compensation elements when designing the Company’s incentive and equity compensation plans. In order to maintain flexibility in compensating executive officers, however, the Committee has not adopted a policy that all compensation must be deductible for federal income tax purposes.

Clawback Policy

Effective October 30, 2023, the Company adopted a clawback policy to align with listing rules adopted by NYSE as required by the SEC. The policy applies to all executive officers (as defined under the applicable rules) and requires the Company to seek to recoup certain incentive-based compensation, whether cash- or equity-based, from current or former officers and in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws.

Grant Practices and Policies

The Compensation Committee approves all equity grants for executive officers. Annual equity grants are typically approved during the first quarter of each fiscal year. Outside of the annual grant cycle, we may make restricted stock unit awards in connection with a new hire package, retention grant or other off-cycle award. To determine the number of RSUs and PSUs to be granted, each employee’s applicable target grant date value is divided by the closing price of a share of our common stock on the grant date. The Company does not grant such options in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock. We do not grant stock options (i) during trading blackout periods, or (ii) at any time during the four business days prior to or the one business day following the filing of our periodic reports or the filing or furnishing of a Form 8-K that discloses material nonpublic information. During fiscal year 2024, (i) none of our NEOs were awarded stock options with an effective grant date during any period beginning four business days before the filing or furnishing of a Form 10-Q, Form 10-K, or Form 8-K that disclosed material nonpublic information, and ending one business day after the filing or furnishing of such reports, and (ii) we did not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

Determining Executive Compensation

Role of the Compensation Committee

The Compensation Committee is responsible for overseeing the compensation of our named executive officers. In doing so, the Compensation Committee takes into consideration a number of factors, including (i) company financial performance, (ii) stock price, (iii) general market trends, and (iv) individual performance. The Compensation Committee generally approves performance goals or other objectives for the Chief Executive Officer and other executive officers at the beginning of each calendar year.

Role of Compensation Consultants and Benchmarking

The Compensation Committee did not employ an independent compensation consultant during the fiscal year ended December 31, 2024. The Compensation Committee reviews and considers the practices of other publicly-traded companies for which we compete for talent.

Role of Other Named Executive Officers

The Compensation Committee takes into consideration recommendations from management regarding performance goals and also takes into account the recommendations of the Chief Executive Officer relating to the performance of his direct reports. However, no executive officer participates in the deliberation of his or her own compensation.

Results of 2024 Say-on-Pay Vote

At the 2024 annual meeting, stockholders voted to determine, on an advisory basis, the frequency with which the Company will hold advisory say-on-pay votes, and based on this vote, the Board has adopted a policy of holding advisory say-on-pay votes each year. After the 2025 Annual Meeting, the next say-on-pay vote is expected to be held at the 2026 annual meeting. At the 2024 annual meeting, the Company’s named executive officer compensation for 2024 was approved by 96.6% of the votes cast “for” the approval of 2024 named executive officer compensation, excluding abstentions and broker non-votes. The Compensation Committee will continue to take into account the results of advisory say-on-pay votes when making decisions regarding its executive compensation programs.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for the 2025 annual meeting of stockholders.

Stephen Usher, Chair of the Compensation Committee

John Catsimatidis Jr.

Rohith Reddy

The above Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent the Company specifically incorporates this report by reference therein.

Executive Compensation Tables

Summary Compensation Table

The following table shows information regarding the compensation of our named executive officers for services performed in the years ended December 31, 2024, December 31, 2023 and December 31, 2022.

					Non-equity
			Option	Stock	Incentive Plan	All Other
Name and		Salary	Awards	Awards	Compensation	Compensation	Total
Principal Position	Year	($) (1)	($)(2)	($)(3)	($)(4)	($)(5)	($)
Graham A. Purdy	2024	772,500	—	1,499,998	750,000	3,450	3,025,948
President &	2023	735,577	—	1,499,984	750,000	9,061	2,994,622
Chief Executive Officer	2022	555,412	122,760	152,300	460,178	12,615	1,303,265
Andrew Flynn	2024	292,308	—	400,021	200,000	11,692	904,021
Senior Vice President &
Chief Financial Officer
Brittani N. Cushman	2024	371,527	—	360,725	180,353	13,439	926,044
Senior Vice President &	2023	350,941	—	360,717	180,353	15,129	907,140
General Counsel and Secretary	2022	348,146	81,840	152,300	182,500	12,638	777,424
David E. Glazek	2024	—	500,002	1,475,005			1,975,007
Executive Chairman	2023	—	499,998	1,474,997	—	—	1,974,995
Summer Frein	2024	393,975	—	382,498	191,250	14,042	981,765
Senior Vice President &
Chief Revenue Officer
Luis Reformina	2024	78,370	—	—	—	461,899	540,269
Former Senior Vice President	2023	369,001	—	296,370	92,619	16,652	774,642
& Chief Financial Officer	2022	365,000	40,920	121,840	175,100	16,839	719,699

(1)

For Mr. Purdy, Ms. Cushman and Ms. Frein, base salary amounts for 2024 include a one-time salary adjustment payment made in the first quarter of 2024, in the amount of $22,500, $10,821 and $11,475, respectively.

(2)

Option Awards reflect the grant date fair value of each award, determined in accordance with FASB ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the assumptions made in the valuation for the awards reflected in this column, please see Note 18 to our Consolidated Financial Statements as of and for the year ended December 31, 2024 in our Annual Report on Form 10-K.

(3)

Stock Awards reflect the grant date fair value of each award, determined in accordance with FASB ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to vesting conditions. For stock awards with performance-based conditions, the grant date value reflects the probable outcome of the performance conditions as determined on the grant date. For additional information on the assumptions made in the valuation for the awards reflected in this column, please see Note 18 to our Consolidated Financial Statements as of and for the year ended December 31, 2024 in our Annual Report on Form 10-K.

(4)

Performance bonuses in respect of a given year were generally determined in February of the following year and paid shortly thereafter. The amounts reflected include the amounts earned for the given year, regardless of when paid.

(5)	For 2024, Messrs. Purdy, Flynn and Reformina each received a matching contribution under our 401(k) defined contribution plan of $3,450, $11,692 and $3,919 respectively, while Ms. Cushman and Ms. Frein received $13,439 and $14,042, respectively. For 2023, Messrs. Purdy and Reformina received a contribution to the Restoration Plan of $5,761 and $1,952, respectively, while Ms. Cushman received $2,131. For the same period, Messrs. Purdy and Reformina each received a matching contribution under our 401(k) defined contribution plan (including a discretionary contribution equal to 1% of base salary) of $3,300 and $14,700, respectively, while Ms. Cushman received $12,998. For 2022, Messrs. Purdy and Reformina received a contribution to the Restoration Plan of $7,257 and $2,389, respectively, while Ms. Cushman received $2,903. For the same period, Messrs. Purdy and Reformina each received a matching contribution under our 401(k) defined contribution plan (including a discretionary contribution equal to 1% of base salary) of $5,358 and $14,450, respectively, while Ms. Cushman received $9,165. For the same period, Ms. Cushman received a parking allowance of $570. For 2024, "All Other Compensation" for Mr. Reformina includes the following severance payments: (1) continuation of his then-current base salary for 12 months, to be paid in accordance with the Company's normal payroll practices; and (2) a cash severance bonus equal to the average of his annual cash bonuses received by him for the 24 months prior to January 1, 2024.

Employment Agreements

We are party to employment agreements with Mr. Purdy, Mr. Flynn and Ms. Cushman. We are also party to an Executive Chairman Agreement with Mr. Glazek. The material terms of these agreements are described below. The Company and Ms. Frein are not currently party to any employment agreement or other contractual severance agreement.

Employment Agreement with Graham A. Purdy

In connection with his appointment as Chief Executive Officer and President, the Company and Mr. Purdy expect to enter into a new employment agreement generally consistent with the terms of his existing employment agreement, providing for an initial term of one-year commencing on October 17, 2022, subject to automatic one-year renewals unless either party gives at least 60 days’ notice of non-renewal. Mr. Purdy’s annual base salary will be $750,000 and his target annual bonus opportunity will be equal to 100% of base salary. Mr. Purdy will have a target annual long-term incentive opportunity of not less than $500,000, commencing with the annual equity grant to be made in calendar year 2023.

In the event that Mr. Purdy’s employment is terminated by the Company without “cause” or Mr. Purdy resigns for “good reason” (each as defined in the employment agreement), other than during the one-year period immediately following a “change of control” (as defined in the employment agreement), Mr. Purdy would be entitled to severance payments comprised of the following: (1) accrued compensation and benefits; (2) continuation of his then-current base salary for 12 months, to be paid in accordance with the Company’s normal payroll practices; (3) a cash severance bonus equal to the average annual cash bonus received by Mr. Purdy for the 24-month period prior to the termination date; and (4) a lump sum payment equal to the cost of COBRA continuation coverage for Mr. Purdy and his eligible dependents for 12 months. In the event that Mr. Purdy’s employment is terminated by the Company without “cause” or Mr. Purdy resigns for “good reason” during the one-year period immediately following a “change of control”, Mr. Purdy would be entitled to severance payments comprised of the following (in lieu of any other severance payments under the employment agreement): (1) the accrued compensation and benefits; (2) continuation of his then-current base salary for 24 months, to be paid in accordance with the Company’s normal payroll practices; (3) a cash severance bonus equal to two-times the average annual cash bonus received by Mr. Purdy for the 24-month period prior to the termination date; and (4) a lump sum payment equal to the cost of COBRA continuation coverage for Mr. Purdy and his eligible dependents for 12 months. The foregoing severance payments and benefits are subject to Mr. Purdy executing an effective release of claims against the Company. Pursuant to the employment agreement, Mr. Purdy will be subject to certain restrictive covenants, including non-competition, non-solicitation, and non-hire restrictions during the employment term and for two years post-termination.

Employment Agreements with Andrew Flynn & Brittani N. Cushman

Mr. Flynn’s employment agreement provides for an initial term of one year, subject to automatic extensions for successive one-year terms unless earlier terminated, or unless either party provides notice of non-renewal at least 60 days prior to the end of the applicable term. Pursuant to his employment agreement, Mr. Flynn is entitled to receive an annual base salary of $400,000 subject to adjustment by the Board. Mr. Flynn is eligible to receive an annual cash bonus equal to 50% of annual base salary.

Ms. Cushman’s employment agreement provides for an initial term of one year, subject to automatic extensions for successive one-year terms unless earlier terminated, or unless either party provides notice of non-renewal at least 60 days prior to the end of the applicable term. Pursuant to her employment agreement, Ms. Cushman is entitled to receive an annual base salary of $340,000, subject to adjustment by the Board. Ms. Cushman is eligible to receive an annual cash bonus equal to 50% of annual base salary.

Upon a termination of employment by us without “cause” or by the applicable executive for “good reason” (each as defined in the applicable executive’s Employment Agreement), each of Mr. Flynn and Ms. Cushman would be entitled to severance payments comprised of the following: (1) accrued compensation and benefits; (2) continuation of then-current base salary for 12 months, to be paid in accordance with our normal payroll practices; (3) a cash severance bonus equal to the average annual cash bonus received by the applicable executive for the 24-month period before the termination date; and (4) a lump sum payment equal to the cost of COBRA continuation coverage for the executive and his/her eligible dependents for 12 months.

In the event of a termination of employment by us without cause or by the applicable executive for good reason within one year following a “change of control” (as such term is defined in the applicable executive’s Employment Agreement), or within 12 months of the effective date of his Employment Agreement, each of Mr. Flynn and Ms. Cushman would be entitled to severance payments comprised of the following (in lieu of any other severance payments under the 2016 Employment Agreements): (1) the accrued compensation and benefits; (2) continuation of then-current base salary for 24 months, to be paid in accordance with our normal payroll practices; (3) a cash severance bonus equal to two-times the average annual cash bonus received by the applicable executive for the 24-month period before the termination date; and (4) a lump-sum payment equal to the cost of COBRA continuation coverage for the executive and his/her eligible dependents for 12 months.

In general, the foregoing severance payments and other benefits are subject to the applicable executive executing and delivering a release of claims to us. Pursuant to their respective Employment Agreements, each of Mr. Flynn and Ms. Cushman are subject to certain restrictive covenants, including non-competition and non-solicitation restrictions during the employment term, and for a post-termination period equal to the number of months the executive is entitled to receive salary continuation pursuant to the severance provisions described above.

In addition, if any payment made to Messrs. Purdy, Flynn or Ms. Cushman would be subject to the excise tax under Section 4999 of the Internal Revenue Code, then the amounts payable to the applicable executive will be reduced to the maximum amount that does not trigger the excise tax, unless the executive would be better off (on an after-tax basis) receiving all such payments and benefits and paying all applicable income and excise taxes.

Employment Agreement with Mr. Glazek

In January 2024, Mr. Glazek was appointed Executive Chairman of the Board. In connection with his appointment as Executive Chairman, the Company entered into a letter agreement with Mr. Glazek, which letter agreement was in effect as of December 31, 2024 (the “2024 Chairman Letter”). The 2024 Chairman Letter provided that for each year during the term, Mr. Glazek will receive an annual equity grant under the Company’s 2021 Plan having a grant date value of $1,000,000, to be granted in the form of stock options and restricted stock units. In the event that the Board removes Mr. Glazek from the role of Executive Chairman without cause, or there is otherwise a material change to his duties and responsibilities as Executive Chairman or a material breach by the Company of his agreement, the 2024 Chairman Letter provided that he would receive accelerated vesting of any previously granted equity awards (or, if such grant has not yet occurred, a cash payment in respect thereof).

Separation Agreement with Mr. Reformina

In connection with his termination of employment, the Company and Mr. Reformina entered into a separation and release agreement reflecting the terms of his employment agreement, which provided for the following: (1) accrued compensation and benefits; (2) continuation of his then-current base salary for 12 months, to be paid in accordance with the Company’s normal payroll practices; and (3) a cash severance bonus equal to the average of his annual cash bonuses received by him for the 24 months prior to January 1, 2024. Mr. Reformina also continued to vest in the “next tranche” of any time-based units that would have otherwise vested during 2024.

Grants of Plan-Based Awards Table

	Estimated Possible Payouts
	Under Non-Equity Incentive				Estimated Future Payouts under			All Other Option	Grant Date Fair Value
	Plan Awards(1)				Equity Incentive Plan (2)			Awards: Number of	of Shares Stock and
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Stock or Units (#)(2)	Option Awards ($)
Graham A. Purdy	N/A	—	$750,000	—	—	—	—	—	—
	3/1/2024	—	—	—	—	33,937	—	—	$900,009
	3/1/2024	—	—	—	—	22,624	—	—	$599,988
Andrew Flynn	N/A	—	$400,000	—	—	—	—	—	—
	4/1/2024	—	—	—	—	8,242	—	—	$240,007
	4/1/2024	—	—	—	—	5,495	—	—	$160,014
Brittani N. Cushman	N/A	—	$180,353	—	—	—	—	—	—
	3/1/2024	—	—	—	—	8,161	—	—	$216,430
	3/1/2024	—	—	—	—	5,441	—	—	$144,295
David E. Glazek	N/A	—	—	—	—	—	—	—	—
	3/1/2024	—	—	—	—	22,059	—	—	$585,005
	3/1/2024	—	—	—	—	14,706	—	—	$390,003
	3/11/2024	—	—	—	—	18,389	—	—	$499,997
	3/11/2024	—	—	—	—	—	—	54,289	$500,002
Summer Frein	N/A	—	$382,500	—	—	—	—	—	—
	3/1/2024	—	—	—	—	8,654	—	—	$229,504
	3/1/2024	—	—	—	—	5,769	—	—	$152,994
Luis Reformina	N/A	—	—	—	—	—	—	—	—

(1)

Represents annual bonus opportunities at target level achievement. There is no threshold or maximum annual bonus opportunity. The amounts actually paid for the 2024 fiscal year are included in the 2024 column of the summary compensation table.

(2)

Stock Awards and Option Awards reflect the grant date fair value of each award, determined in accordance with FASB ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to vesting conditions. For stock awards with performance-based conditions, the grant date value reflects the probable outcome of the performance conditions as determined on the grant date. For additional information on the assumptions made in the valuation for the awards reflected in this column, please see Note 18 to our Consolidated Financial Statements as of and for the year ended December 31, 2024 in our Annual Report on Form 10-K.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth specified information concerning equity awards held by each of the named executive officers as of December 31, 2024.

	Option Awards					Stock Awards
						Equity Incentive Plan	Equity Incentive Plan
						Awards: Number of	Awards: Market or Payout
		Number of Securities	Number of Securities	Option	Option	Unearned Shares, Units or	Value of Unearned Shares,
		Underlying Unexercised	Underlying Unexercised	Exercise	Expiration	Other Rights that	Units or Other Rights that
Name	Date of Grant	Options (#) Exercisable	Options (#) Unexercisable	Price ($)	Date	have not Vested (#)	have not Vested ($) (16)
Graham A. Purdy	5/17/2017 (1)(6)	5,000	—	15.41	5/17/2027	—	—
	3/7/2018 (1)(7)	8,900	—	21.21	3/7/2028	—	—
	3/20/2019 (1)(8)	5,500	—	47.58	3/20/2029	—	—
	3/18/2020 (1)(9)	11,000	—	14.85	3/18/2030	—	—
	3/18/2020 (3)	—	—	—	—	6,500	390,350
	2/18/2021 (1)(10)	9,000	—	51.75	2/18/2031	—	—
	2/18/2021 (3)	—	—	—	—	6,500	390,650
	3/14/2022 (2)(11)	8,040	3,960	30.46	3/14/2032	—	—
	3/14/2022 (4)	—	—	—	—	2,500	150,250
	3/14/2022 (5)	—	—	—	—	2,500	150,250
	5/5/2023 (12)	—	—	—	—	32,359	1,944,776
	5/5/2023 (13)	—	—	—	—	17,798	1,069,660
	3/1/2024 (14)	—	—	—	—	33,937	2,039,614
	3/1/2024 (13)	—	—	—	—	22,624	1,359,702
Andrew Flynn	3/1/2024 (12)	—	—	—	—	8,242	495,344
	3/1/2024 (13)	—	—	—	—	5,495	330,250
Brittani N. Cushman	2/10/2017 (1)(6)	20,000	—	13	2/10/2027	—	—
	5/17/2017 (1)(6)	3,250	—	15.41	5/17/2027	—	—
	3/7/2018 (1)(7)	4,500	—	21.21	3/7/2028	—	—
	3/20/2019 (1)(8)	4,800	—	47.58	3/20/2029	—	—
	3/18/2020 (1)(9)	6,000	—	14.85	3/18/2030	—	—
	3/18/2020 (3)	—	—	—	—	10,000	601,000
	2/18/2021 (1)(10)	7,000	—	51.75	2/18/2031	—	—
	2/18/2021 (3)	—	—	—	—	6,000	360,600
	3/14/2022 (2)(11)	5,360	2,640	30.46	3/14/2032	—	—
	3/14/2022 (4)	—	—	—	—	2,500	150,250
	3/14/2022 (5)	—	—	—	—	2,500	150,250
	5/5/2023 (12)	—	—	—	—	7,781	467,638
	5/5/2023 (13)	—	—	—	—	4,281	257,288
	3/1/2024 (12)	—	—	—	—	8,161	490,476
	3/1/2024 (13)	—	—	—	—	5,441	327,004
David E. Glazek	5/5/2023 (12)	—	—	—	—	11,569	695,297
	5/5/2023 (13)	—	—	—	—	21,033	1,264,083
	5/12/2023 (2)(14)	77,519	—	20.71	5/12/2033	—	—
	3/1/2024 (12)	—	—	—	—	22,059	1,325,746
	3/1/2024 (13)	—	—	—	—	14,706	883,831
	3/11/2024 (2)(15)	54,289	—	27.19	3/11/2034	—	—
Summer Frein	4/29/2022 (2)(11)	4,203	2,070	30.46	4/29/2032	—	—
	4/29/2022 (13)	—	—	—	—	1,913	114,971
	5/5/2023 (12)	—	—	—	—	8,252	495,945
	5/5/2023 (13)	—	—	—	—	4,539	272,794
	3/1/2024 (12)	—	—	—	—	8,654	520,105
	3/1/2024 (13)	—	—	—	—	5,769	346,717
Luis Reformina	N/A	—	—	—	—	—	—

(1)	Options to purchase shares of our stock granted pursuant to the 2015 Plan.

(2)	Options to purchase shares of our stock granted pursuant to the 2021 Plan.

(3)	Performance-based restricted stock units granted under our 2015 Plan. Performance-based restricted stock units vest five years from the grant date upon the Company’s achievement of certain levels of return on invested capital.

(4)	Performance-based restricted stock units granted under our 2021 Plan. Performance-based restricted stock units vest over a five-year period beginning in year three from the grant date upon the Company's achievement of certain levels of cumulative EBITDA growth.

(5)	Restricted stock units granted under our 2021 Plan. Restricted stock units vest over five years beginning in year three from the grant date.

(6)	Options to purchase shares of our stock vested 34% on January 1, 2018, 33% on January 1, 2019 and 33% on January 1, 2020.

(7)	Options to purchase shares of our stock vested 34% on January 1, 2019, 33% on January 1, 2020 and 33% on January 1, 2021.

(8)	Options to purchase shares of our stock vested 34% on January 1, 2020, 33% on January 1, 2021 and 33% on January 1, 2022.

(9)	Options to purchase shares of our stock vested 34% on January 1, 2021, 33% on January 1, 2022 and 33% on January 1, 2023.

(10)	Options to purchase shares of our stock vested 34% on January 1, 2022, 33% on January 1, 2023 and 33% on January 1, 2024.

(11)	Options to purchase shares of our stock vested 34% on January 1, 2023, 33% on January 1, 2024 and 33% on January 1, 2025.

(12)	Performance-based restricted stock units granted under our 2021 Plan. These performance-based restricted stock units vest 20% on the first, 20% on the second, and 60% on the third anniversaries from the grant date upon the Company's achievement of certain levels of cumulative adjusted EBITDA growth.

(13)	Restricted stock units granted under our 2021 Plan. These restricted stock units will vest 33% on the first, second and third anniversaries from the grant date.

(14)	Options to purchase shares of our stock vest at 25% of the underlying shares on the last day of each calendar quarter of the 2023 calendar year.

(15)	Options to purchase shares of our stock vest at 25% of the underlying shares on the last day of each calendar quarter of the 2024 calendar year.

(16)	Value shown is based on a price per share of Company common stock equal to $60.10, which was the closing price on the last trading day of 2024.

Stock Vested/Options Exercised Table

The following table sets forth information concerning awards that vested for the NEOs during the fiscal year ended December 31, 2024.

	Number of Stock Units		Number of Stock Units
	Acquired on Vesting	Value Realized	Acquired on Option	Value Realized
Name	(#)	on Vesting (1)	Exercise (#)	on Exercise (2)
Graham A. Purdy	25,780	$693,205	5,216	$164,982
Andrew Flynn	—	—	—	—
Brittani N. Cushman	9,532	$249,477	—	—
David E. Glazek	35,225	$942,210	—	—
Summer Frein	4,400	$122,764	—	—
Luis Reformina	3,410	$95,142	31,680	$342,639

(1)	Values realized on vesting is the amount equal to (a) the closing price on NYSE on the applicable vesting date multiplied by (b) the number of shares vesting.

(2)	Values realized on option exercise is the amount equal to (a) the price on NYSE at the time of exercise less (b) the strike price of the option multiplied by (c) the number of options exercised.

2024 Potential Payments Upon Termination or Change in Control Table

As described above under the section entitled “Employment Agreements”, we are party to employment agreements with Mr. Purdy, Mr. Flynn and Ms. Cushman. We are also party to an Executive Chairman Agreement with Mr. Glazek. The material terms of these agreements are above. The Company and Ms. Frein are not currently party to any employment agreement or other contractual severance agreement.

The terms of our outstanding equity-based awards generally provide that in the event that an executive’s employment is terminated prior to the applicable vesting date of an award, such award will be forfeited, except in connection with certain termination events. The terms of the PRSU award agreements generally provide that in the event that an executive dies or becomes disabled prior to the “measurement date”, the executive will remain eligible to vest in his PRSUs based on actual performance measured at the end of the performance period.

Our 2015 and 2021 equity compensation plans generally provide that in the event of a “change of control,” outstanding equity awards will not be accelerated if the acquiror provides for a “replacement award” in connection with such change of control, as determined in accordance with the provisions of the equity plan. If no replacement award is provided, then outstanding equity awards will become immediately vested, with any performance goals being deemed to be achieved at target level.

The table below sets forth the amount of severance or other compensation that would have become payable to each of 2024 named executive officers had his or her employment been terminated as of December 31, 2024 or in the event a change of control had occurred on December 31, 2024. Because the Company and Ms. Frein are not currently party to any employment agreement or other contractual severance agreement, we have assumed for this purpose that she would not be entitled to any cash severance payments upon a termination by the Company without “cause” or other involuntary termination of employment initiated by the Company; however, in the event any such termination of employment actually occurs, it is possible that the Company and Ms. Frein could negotiate a separation agreement providing for severance payments in exchange for a release of claims, generally consistent with the terms applicable to other executive officers.

Without Cause or for Good Reason

		Average Bonus	Cash Value of
	12 months	(24 months prior	Accelerated	Total Cash	12 months
	Salary ($)	to termination) ($)	Equity ($)	Severance ($)	COBRA ($)	Total ($)
Graham A. Purdy	750,000	605,089	—	1,355,089	20,519	1,375,608
Andrew Flynn	400,000	100,000	—	500,000	14,243	514,243
Brittani N. Cushman	360,706	181,427	—	542,133	12,423	554,556
David E. Glazek	N/A	N/A	1,000,000	1,000,000	N/A	1,000,000
Summer Frein	—	—	—	—	—	—

Change of Control

	2 times	2 times the Average	Cash Value of
	12 months	Bonus (24 months	Accelerated	Total Cash	12 months
	Salary ($)	prior to termination) ($)	Equity ($)	Severance ($)	COBRA ($)	Total ($)
Graham A. Purdy	1,500,000	1,210,178	—	2,710,178	20,519	2,730,697
Andrew Flynn	800,000	200,000	—	1,000,000	14,243	1,014,243
Brittani N. Cushman	721,412	362,853	—	1,084,265	12,423	1,096,688
David E. Glazek	N/A	N/A	1,000,000	1,000,000	N/A	1,000,000
Summer Frein	—	—	—	—	—	—

Equity Compensation Plan Information

The following table contains information about our equity compensation plans as of December 31, 2024:

Number of Securities
Remaining Available
	Number of Securities		for Future Issuance
	to be Issued Upon	Weighted-average	Under Equity
	Exercise of	Exercise Price of	Compensation Plans
	Outstanding Options,	Outstanding,	(Excluding Securities
	Warrants, and Rights	Warrants, and Rights	Reflected in Column (a)
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holder	535,790	$30.69	808,063
Equity compensation plans not approved by security holders	—	—	—
Total	535,790	—	808,063

PAY VERSUS PERFORMANCE

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company.

									Value of
							Average		Initial Fixed
							Summary	Average	$100 Investment
	Summary	Summary	Summary				Compensation	Compensation	Based On:
	Compensation	Compensation	Compensation	Compensation	Compensation	Compensation	Table	Actually		Peer
	Table	Table	Table	Actually	Actually	Actually	Total	Paid		Group
	Total	Total	Total	Paid	Paid	Paid	for	to	Total	Total	Net	Adjusted
	for	for	for	to	to	to	Non-PEO	Non-PEO	Stockholder	Stockholder	Income	EBITDA
Year	PEO 1(1)	PEO 2(1)	PEO 3(1)	PEO 1(2)	PEO 2(2)	PEO 3(2)	NEOs(3)	NEOs(4)	Return(5)	Return(6)	(millions)(7)	(millions)(8)
2024	N/A	N/A	$3,025,948	N/A	N/A	$8,177,533	$1,065,421	$2,966,693	$229	$112	$39,809	$104,459
2023	N/A	N/A	$2,994,622	N/A	N/A	$3,422,628	$1,218,926	$1,630,288	$122	$119	$38,462	$93,252
2022	$622,624	$3,343,124	$1,303,265	$(1,461,685)	$3,305,869	$397,219	$825,334	$357,128	$57	$87	$11,641	$94,062
2021	$2,216,881	N/A	N/A	$1,174,780	N/A	N/A	$938,847	$901,977	$85	$126	$52,059	$102,664
2020	$2,226,187	N/A	N/A	$4,813,876	N/A	N/A	$1,155,913	$2,188,188	$156	$230	$38,192	$81,745

(1)

The dollar amounts reported in this column are the amounts of total compensation reported for our principal executive officer(s) (PEOs) serving during the applicable fiscal year. During 2020 and 2021, our only principal executive officer was Mr. Wexler (referred to as PEO 1 in the table above). During 2022, Mr. Wexler served as our PEO from January 1-January 11, Mr. Efremov served as our PEO from January 11-October 16 (and is referred to as PEO 2 in the table above) and Mr. Purdy served as our PEO from October 17-December 31, 2022 (and is referred to as PEO 3 in the table above). During 2023 and 2024, our only PEO was Mr. Purdy (PEO 3).

(2)

The dollar amounts reported in this column represent the amount of “compensation actually paid” to our PEO(s) during the applicable fiscal year, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to the PEO(s) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to PEO total compensation for each year to determine the compensation actually paid:

	Reported
	Summary
	Compensation	Reported		Compensation
	Table Total	Value of	Equity	Actually
	for PEO 3	Equity	Award	Paid
Year	(Purdy)	Awards(a)	Adjustments(b)	to PEO 3 (Purdy)
2024	$3,025,948	$(1,499,998)	$6,651,583	$8,177,533
2023	$2,994,622	$(1,499,984)	$1,927,990	$3,422,628
2022	$1,303,265	$(275,060)	$(630,986)	$397,219

(a)	The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year.

(b)

The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

						Value of
					Fair Value at	Dividends or
					the End of	other
				Year over	the Prior	Earnings Paid
		Year over	Fair Value as	Year Change in	Year of	on Stock or
		Year Change	of Vesting	Fair Value	Equity	Option
		in Fair Value	Date of	of Equity	Awards that	Awards not
		of	Equity	Awards	Failed to	Otherwise
	Year End	Outstanding	Awards	Granted in	Meet	Reflected in	Total
	Fair Value	and Unvested	Granted and	Prior Years	Vesting	Fair Value or	Equity
	of Equity	Equity	Vested in the	that Vested	Conditions	Total	Award
Year	Awards	Awards	Year	in the Year	in the Year	Compensation	Adjustments
2024 (PEO 3)	$3,399,316	$2,399,086	$—	$870,848	$(27,057)	$9,390	$6,651,583
2023 (PEO 3)	$1,775,679	$138,558	$—	$46,900	$(43,260)	$10,113	$1,927,990
2022 (PEO 3)	$201,270	$(771,739)	$—	$(29,422)	$(38,316)	$7,221	$(630,986)
2022 (PEO 2)	$189,659	$—	$233,346	$(15,299)	$—	$264	$407,971
2022 (PEO 1)	$150,329	$(1,832,330)	$—	$(92,680)	$(120,677)	$22,746	$(1,872,612)
2021 (PEO 1)	$587,601	$(867,384)	$—	$—	$—	$—	$(279,783)
2020 (PEO 1)	$1,247,955	$1,694,273	$—	$—	$(51,014)	$—	$2,891,214

(3)

The dollar amounts reported in this column represent the average of the amounts reported for the Company’s non-PEO named executive officers (NEOs) as a group in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the non-PEO NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2024, Ms. Cushman, Mr. Glazek, Mr. Flynn, Ms. Frein and Mr. Reformina; (ii) for 2023, Mr. Reformina, Ms. Cushman and Mr. Glazek; (iii) for 2022, Mr. Reformina and Ms. Cushman; (iv) for 2021, Mr. Purdy, Mr. Reformina, Ms. Cushman, and Mr. Robert Lavan (our former SVP and Chief Financial Officer) and (v) for 2020, Mr. Purdy and Mr. Lavan.

(4)

The dollar amounts reported in this column represent the average amount of “compensation actually paid” to the non-PEO NEOs (which individuals are described in footnote 3 above) as a group, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the non-PEO NEOs as a group during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the non-PEO NEOs as a group for each year to determine the compensation actually paid, using the same methodology described above in footnote 2:

	Average
	Reported
	Summary
	Compensation	Average		Average
	Table Total for	Reported		Compensation
	Non-PEO	Value of Equity	Average Equity	Actually Paid
Year	NEOs	Awards	Award Adjustments(a)	to Non-PEO NEOs
2024	$1,065,421	$(623,650)	$2,524,922	$2,966,693
2023	$1,218,926	$(877,361)	$1,288,723	$1,630,288
2022	$825,334	$(198,450)	$(269,756)	$357,128
2021	$938,847	$(433,549)	$396,679	$901,977
2020	$1,155,913	$(312,840)	$1,345,115	$2,188,188

(a)	The amounts deducted or added in calculating the total average equity award adjustments are as follows:

						Average
						Value of
						Dividends or
				Year over	Average Fair	other
				Year Average	Value at the	Earnings Paid
		Year over	Average Fair	Change in	End of the	on Stock or
		Year Average	Value as of	Fair Value	Prior Year	Option
		Change in	Vesting Date	of Equity	of Equity	Awards not
	Average	Fair Value of	of Equity	Awards	Awards that	Otherwise	Total
	Year End	Outstanding	Awards	Granted in	Failed to	Reflected in	Average
	Fair Value	and Unvested	Granted and	Prior Years	Meet	Fair Value or	Equity
	of Equity	Equity	Vested in the	that Vested	Vesting	Total	Award
Year	Awards	Awards	Year	in the Year	Conditions in the Year	Compensation	Adjustments
2024	$1,232,098	$410,440	$548,389	$486,074	$(153,267)	$1,188	$2,524,922
2023	$770,027	$64,848	$451,936	$6,514	$(6,006)	$1,403	$1,288,723
2022	$143,895	$(398,522)	$—	$(7,355)	$(9,579)	$1,805	$(269,756)
2021	$310,579	$(175,275)	$32,704	$288,671	$—	$—	$396,679
2020	$874,115	$484,299	$—	$—	$(13,299)	$—	$1,345,115

(5)

Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.

(6)

Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the following published industry index: S&P Small Cap 600 Consumer Staples Index.

(7)	The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year.

(8)

Adjusted EBITDA is defined as net income plus non-cash interest expense, depreciation and amortization, interest and other income, income tax provision, loss (gain) on the extinguishment of debts, stock-based compensation expense and restructuring or other unusual charges.

Financial Performance Measures

The most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to the Company’s performance are as follows:

•	Operating Income

•	Adjusted EBITDA

•	Return on Invested Capital

Analysis of the Information Presented in the Pay versus Performance Table

In accordance with Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance table.

Compensation Actually Paid and Net Income

Compensation Actually Paid and Adjusted EBITDA

Compensation Actually Paid vs. Adjusted EBITDA
$9,000,000
$8,000,000
$7,000,000
$6,000,000
$5,000,000
$4,000,000
$3,000,000
$2,000,000
$1,000,000
$0
-$1,000,000
-$2,000,000
Compensation Actually Paid
$118,000.0
$98,000.0
$78,000.0
$58,000.0
$38,000.0
$18,000.0
-$2,000.0
Adjusted EBITDA (thousands)
$81,745.0
$102,664.0
$94,062.0
$93,252.0
$104,459.0
2020
2021
2022
2023
2024
PEO 1
PEO 2
PEO 3
Average for Non-PEO NEOs
Adjusted EBITDA

Compensation Actually Paid and Total Stockholder Return

PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of Mr. Purdy, our Chief Executive Officer, to the annual total compensation of our employees.

We identified our employee population as of December 31, 2024 which consisted of approximately 310 employees, all of whom work inside the U.S. This population included full-time and part-time employees employed by us on that date. We then determined the median employee based on an evaluation of total annual compensation for the year ended December 31, 2024 for each member of our employee population using W-2 payroll information.

Mr. Purdy served as our Chief Executive Officer during 2024. The annual total compensation of Mr. Purdy for purposes of calculating this pay ratio was $3,025,948. The 2024 annual total compensation of our median employee was $65,000. Based on this information, the estimated ratio of the annual total compensation of our Chief Executive Officer to the annual total compensation of our median employee was 47:1.

We believe this CEO pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. Because the SEC rules for identifying the median of the annual total compensation of our employees and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to our pay ratio.

AUDIT COMMITTEE REPORT

The Audit Committee has met and reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2024 with the Company’s management, which has the primary responsibility for the Company’s financial statements, as well as with the Company’s independent registered public accounting firm, RSM US LLP, who was responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee is not providing any expert or special assurance as to the Company’s financial statements or providing any professional certification with respect to the independent registered public accounting firm’s work product.

The Audit Committee has discussed with RSM US LLP the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. The Audit Committee has received and reviewed the written disclosures and the letter from RSM US LLP required by the applicable requirements of the PCAOB regarding RSM US LLP communications with the Audit Committee concerning independence and has discussed with RSM US LLP its independence. The Audit Committee is charged with ensuring any services provided do not impair independence and concluded the independence of RSM US LLP was not compromised by the provision of any services.

Taking all of these reviews and discussions into account, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 for filing with the SEC.

In connection with our ongoing commitment to maintaining strong governance practices, the Audit Committee together with the Board of Directors, jointly made the decision to dismiss RSM US LLP, who has provided auditing services since 2006, before our initial public offering, and to retain KPMG LLP as our independent registered public accounting firm. As the company has grown and evolved, so too have our operational and financial needs. In light of this growth and to ensure continued auditor independence, the Board believes that engaging a new accounting firm is appropriate. This decision reflects our dedication to upholding the highest standards of transparency and independence in our financial reporting.

All members of the Audit Committee of the Company listed below submit the foregoing report.

AUDIT COMMITTEE:

H. C. Charles Diao (Chair) Ashley Davis Frushone Stephen Usher

The foregoing report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein, and shall not otherwise be deemed filed under those acts.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Policies Regarding Related Party Transactions

Our Board has adopted a written statement of policy regarding transactions with related persons, which we refer to as our “related person policy.” Our related person policy requires that a “related person” (as defined as in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our General Counsel any “related person transaction” (defined as any transaction that it is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The General Counsel will then promptly communicate that information to the Audit Committee of our Board. No related person transaction may be executed without the approval or ratification of the Audit Committee. In general, the Audit Committee will approve or ratify only related person transactions that we believe are at least as favorable to us as those we would obtain from an unrelated party.

PRESENTATION OF PROPOSALS

Proposal 1 – Election of Directors

The Company’s bylaws provide that the number of directors on our Board will be determined from time to time by a vote of the Board. Our Board is currently comprised of nine members. In March 2025, the Board determined to expand the Board from nine to ten members, effective immediately prior to the Annual Meeting. At the Annual Meeting, we are electing ten directors to hold office until the Company’s annual meeting of stockholders in 2026 and until a successor is elected and qualified.

Nominees for Election as a Director

Set forth below are the current Board members and director nominee who will stand for election at the Annual Meeting, together with their age, all Company positions and offices they currently hold, and the year in which they joined the Board, as applicable. The Nominating and Governance Committee has nominated Kathleen Shanahan to stand for election as a director on our Board to fill the vacancy on our Board resulting from the expansion of the size of the Board from nine to ten members. Although it is not anticipated that any of the nominees listed below will decline or be unable to serve, if that should occur, the proxy holders may, in their discretion, vote for a substitute nominee.

			Held Position
Name	Age	Position or Office	Since
David E. Glazek	47	Executive Chairman; Director	2012	(1)
Graham A. Purdy	53	President & CEO; Director	2022
Gregory H. A. Baxter	71	Director	2006
John A. Catsimatidis Jr.	32	Director	2024
H.C. Charles Diao	67	Director	2012
Ashley Davis Frushone	50	Lead Independent Director; Director	2018	(2)
Rohith Reddy	47	Director	2023
Stephen Usher	58	Director	2021
Lawrence S. Wexler	72	Director	2013	(3)
Kathleen Shanahan	66	Director Nominee	N/A

(1)	Mr. Glazek served as a Director since 2012 and was appointed Executive Chairman in January 2023.

(2)	Ms. Frushone served as a Director since 2018 and was appointed Lead Independent Director in January 2023.

(3)	Mr. Wexler served as President and CEO of the Company until January 10, 2022.

Recommendation

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF  EACH OF THE NOMINEES FOR THE DIRECTORS OF THE COMPANY SET FORTH ABOVE.

Proposal 2 – Approval of Amendment to Our Certificate of Incorporation to Limit Liability for Certain Officers

The Board has approved, adopted and declared advisable, and recommends that the Company’s stockholders approve, an amendment to the Company’s Second Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) to provide for the elimination or limitation of monetary liability of certain officers of the Company for breach of the duty of care in certain actions (such amendment, the “Officer Exculpation Amendment”). The Certificate of Incorporation currently provides for the Company to limit the monetary liability of directors in certain circumstances pursuant to and consistent with the Delaware General Corporation Law (the “DGCL”). Effective August 1, 2022, Section 102(b)(7) of the DGCL was amended to permit a corporation's certificate of incorporation to include a provision eliminating or limiting monetary liability for certain senior corporate officers for breach of the duty of care in certain actions.

The Board believes the Officer Exculpation Amendment will allow the Company to maintain provisions in its Certificate of Incorporation that are consistent with the governing statutes of the DGCL. Additionally, the Board believes that the Officer Exculpation Amendment, which adds authorized liability protection for certain officers that is generally consistent with the protection currently afforded our directors, is necessary to continue to attract and retain experienced and qualified officers.

The Officer Exculpation Amendment would allow for the exculpation of certain officers only in connection with direct claims brought by stockholders but would not eliminate officers’ monetary liability for breach of fiduciary duty claims brought by the Company itself or for derivative claims brought by stockholders in the name of the Company. As is currently the case with directors under the Certificate of Incorporation, the Officer Exculpation Amendment would not limit the liability of officers for: (i) any breach of the duty of loyalty to the Company or its stockholders, (ii) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) liability under Section 174 of the DGCL or (iv) any transaction from which the officer derived an improper personal benefit.

The proposed amendment to the Company’s Certificate of Incorporation is set forth below (insertions shown by underline and deletions shown by strikethrough):

TENTH: A director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or as an officer, except for liability (A) for any breach of the such director’s or officer’s duty of loyalty to the Corporation or its stockholders, (B) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (C) under Section 174 of the DGCL, or (D) for any transaction from which the director or officer, derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Recommendation

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO LIMIT LIABILITY FOR CERTAIN OFFICERS, AS SET FORTH ABOVE.

Proposal 3 – Ratification of Independent Registered Public Accounting Firm

As more particularly described in this proxy statement, the Audit Committee is directly responsible for managing the Company’s independent registered public accounting firm, which includes, without limitation, (i) pre-approving all audit and permitted non-audit services provided by our independent registered public accounting firm, and (ii) the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm.

In connection with the same and pursuant to its charter, the Audit Committee has appointed the firm of KPMG LLP to serve as the independent registered public accounting firm to audit the consolidated financial statements of the Company for the fiscal year which ends on December 31, 2025.

On March 11, 2025, we filed a Current Report on Form 8-K (the “Form 8-K”) with the SEC reporting that, on March 7, 2025, we dismissed RSM US LLP as our independent registered accounting firm, and KPMG LLP was engaged as our new independent registered public accounting firm on March 7, 2025.

In connection with our ongoing commitment to maintaining strong governance practices, the Board and the Audit Committee jointly made the decision to dismiss RSM US LLP, who has provided auditing services prior to our initial public offering and to retain KPMG LLP as our independent registered public accounting firm. As the company has grown and evolved, so too have our operational and financial needs. In light of this growth and to ensure continued auditor independence, the Board believes that engaging a new accounting firm is appropriate. This decision reflects our dedication to upholding the highest standards of transparency and independence in our financial reporting. As described below, the change in the Company’s independent registered public accounting firm is not the result of any disagreement with RSM US LLP. Accordingly, a resolution will be presented at the Annual Meeting to ratify the appointment of KPMG LLP.

If the stockholders fail to ratify the appointment of KPMG LLP, the Audit Committee will take this result into account when considering the appointment of an independent registered public accounting firm for fiscal year 2026. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm as the Company’s independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders. One or more representatives of KPMG LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

RSM US LLP’s audit reports on the Company’s financial statements for the years ended December 31, 2024 and 2023 did not provide an adverse opinion or disclaimer of opinion to the Company’s financial statements, nor modify its opinion as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2024 and 2023, there were (i) no disagreements between the Company and RSM on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to RSM US LLP’s satisfaction, would have caused RSM US LLP to make reference to the subject matter of the disagreement in connection with its report for such year, and (ii) no matter that was either the subject of a “disagreement” or a “reportable event” as those terms are defined in Item 304(a)(1) of Regulation S-K, except that the report of RSM US LLP dated February 28, 2024, on the effectiveness of internal control over financial reporting as of December 31, 2023, expressed an opinion that Turning Point Brands, Inc. had not maintained effective internal control over financial reporting as of December 31, 2023, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013.

During the fiscal years ended December 31, 2024 and 2023, neither the Company nor anyone on its behalf has consulted with KPMG LLP regarding: (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that KPMG LLP concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue; (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions; or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

Principal Accountant Fees and Services

The following table summarizes the fees paid for professional services rendered by RSM US LLP for each of the last two fiscal years:

	2024	2023
Audit Fees	$1,987,339	$1,268,291
Audit-related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$1,987,339	$1,268,291

Audit Fees

RSM US LLP charged $1,987,339 in fiscal year 2024 and $1,268,291 in fiscal year 2023 for audit fees. These include professional services in connection with the audit of the Company’s annual financial statements included in the Annual Report on Form 10-K and reviews of the Company’s financial statements included in the Company’s Quarterly Reports on Form 10-Q and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for the fiscal years shown.

Audit-related Fees

RSM US LLP did not perform any audit-related services for the Company in fiscal year 2024 or 2023.

Tax Fees

RSM US LLP did not perform any tax services for the Company in fiscal year 2024 or 2023.

All Other Fees

RSM US LLP did not charge the Company for any non-audit services in fiscal year 2024 or 2023.

Pre-approval Policies and Procedures

The Audit Committee pre-approved all audit and audit-related services provided to the Company by RSM US LLP before management engaged the registered public accounting firm for those purposes. The policy of the Audit Committee is to review all engagement letters for accounting firms for non-audit services.

Recommendation

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO RATIFY THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AS SET FORTH ABOVE.

Proposal 4 – Advisory Vote to Approve Named Executive Officer Compensation (“Say on Pay”)

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Exchange Act, we are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers, as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, which is commonly referred to as “Say on Pay,” gives stockholders the opportunity, on an advisory basis, to approve, reject or abstain from voting with respect to such proposal.

Our executive compensation program is designed to enhance stockholder value by focusing on performance factors that align with our strategic objects; attract, motivate and retain highly qualified executives committed to the Company’s long-term success; and provide competitive salaries relative to their peers. To that end, we provide a program of cash and equity-based awards to promote executive continuity, to align the interests of the Company’s executives with those of our stockholders and to reward executives for superior performance, as measured by both financial and nonfinancial metrics.

We urge stockholders to read the “Compensation Discussion and Analysis” section of this Proxy Statement beginning on page 19, which describes the Company’s executive compensation programs and the decisions made by the Compensation Committee and the Board with respect to the year ending December 31, 2024.

The Board is asking stockholders to approve the following advisory resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in the Company’s proxy statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion contained therein, is hereby approved.”

Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any named executive officer and will not be binding on or overrule any decisions of the Company, the Board or the Compensation Committee; it will not create or imply any change to the fiduciary duties of, or create or imply any additional duties for, the Company, the Board or the Compensation Committee; and it will not restrict or limit the ability of stockholders to make proposals for inclusion in proxy materials related to executive compensation. Although non-binding, the Board and the Compensation Committee will review and consider the voting results in their entirety when making future decisions regarding our executive compensation program.

Recommendation

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

In order for stockholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act to be presented at the Company’s 2026 annual meeting of stockholders and included in the Company’s proxy statement and form of proxy relating to such meeting, such proposals must be submitted to the Corporate Secretary of the Company at the Company’s principal executive offices no later than November 24, 2025 Stockholder proposals should be submitted to the Corporate Secretary of the Company at 5201 Interchange Way, Louisville, Kentucky 40229. Such proposals must also comply with the additional requirements of Rule 14a-8 of the Exchange Act (or any successor rule) to be eligible for inclusion in the proxy statement for the 2025 annual meeting. The rules of the SEC set forth standards for what stockholder proposals the Company is required to include in a proxy statement for an annual meeting of stockholders.

In addition, the Company’s bylaws, a copy of which is available upon request, provide that only such business which is properly brought before a stockholder meeting will be conducted. For business to be properly brought before a meeting or nominations of persons for election to the Board to be properly made at a meeting by a stockholder, notice must be received by the Corporate Secretary of the Company at the Company’s offices not less than 45 or more than 75 days before the one-year anniversary of the date on which the Company first mailed proxy materials for the preceding year’s annual meeting of stockholders; provided, however, if the meeting is convened more than 30 days before or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year, to be timely, notice must be received not later than the close of business on the later of (i) the 90th day before such annual meeting, or (ii) the 10th day following the day on which public announcement of the date of such meeting is made. To be in proper written form, a stockholder’s notice to the Company’s Corporate Secretary must, among other things, set forth as to each matter such stockholder proposes to bring before the annual meeting (i) a brief description of the business proposed to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such stockholder, (iii) the class or series and number of shares of the Company’s capital stock which are owned beneficially or of record by such stockholder, and (iv) any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act.

Accordingly, a stockholder who intends to raise a proposal to be acted upon at the 2026 annual meeting, but who does not desire to include the proposal in the Company’s 2026 proxy statement, must inform the Company by sending written notice to the Company’s Corporate Secretary at 5201 Interchange Way, Louisville, Kentucky 40229, no earlier than January 8, 2026 nor later than February 7, 2026. The persons named as proxies in the Company’s proxy for the 2025 annual meeting may exercise their discretionary authority to act upon any proposal which is properly brought before a stockholder meeting.

STOCKHOLDERS’ COMMUNICATIONS WITH THE BOARD

Stockholders and other interested parties may communicate with the Company’s Board, including the Chair or the independent directors as a group, by sending written communications to the Company’s Corporate Secretary at 5201 Interchange Way, Louisville, Kentucky 40229. Written communications should include the interested party’s name and address and should indicate whether such person is a stockholder of the Company. The communication will be reviewed by Ms. Cushman and by the Audit Committee. If the communication is appropriate, it will be forwarded to the Board or the appropriate director.

FORM 10-K

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, accompanies this proxy statement. The Company’s Annual Report does not form any part of the material for solicitation of proxies.

Any stockholder who wishes to obtain, without charge, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which includes financial statements, and is required to be filed with the SEC, may access it at www.turningpointbrands.com in the “Investor Relations” section or may send a written request to Brittani N. Cushman, General Counsel and Corporate Secretary, Turning Point Brands, Inc., 5201 Interchange Way, Louisville, Kentucky 40229.

OTHER BUSINESS

The Board is not aware of any other matters to be presented at the Annual Meeting other than those set forth herein and routine matters incident to the conduct of the meeting. If any other matters should properly come before the Annual Meeting or any adjournment or postponement thereof, the persons named in the proxy, or their substitutes, intend to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

/s/ Brittani N. Cushman
Brittani N. Cushman Corporate Secretary

Louisville, Kentucky

March 14, 2025

Please vote your shares through any of the methods described on the proxy card as promptly as possible, whether or not you plan to attend the Annual Meeting virtually. If you do attend the Annual Meeting, you may still vote virtually at the meeting, since the proxy may be revoked at any time before its exercise by delivering a written revocation of the proxy to the Company’s Corporate Secretary.

PRELIMINARY COPY

SCAN TO
VIEW MATERIALS & VOTE

TURNING POINT BRANDS, INC.
5201 INTERCHANGE WAY
LOUISVILLE, KY 40229

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 7, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/TPB2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 7, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V66078-P28518 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TURNING POINT BRANDS, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Gregory H. A. Baxter
02) John A. Catsimatidis Jr.
03) H.C. Charles Diao
04) Ashley D. Frushone
05) David E. Glazek
06) Graham A. Purdy
07) Rohith Reddy
08) Kathleen M. Shanahan
09) Stephen Usher
10) Lawrence S. Wexler

The Board of Directors recommends you vote FOR the following proposal:	For	Against	Abstain
2. To approve an amendment to the Company's Second Amended and Restated Certificate of Incorporation to limit liability of certain officers.	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:	For	Against	Abstain
3. Ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2025.	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:	For	Against	Abstain
4. To approve, on an advisory basis, named executive officer compensation.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

V66079-P28518

TURNING POINT BRANDS, INC.
Annual Meeting of Stockholders
May 8, 2025 11:00 AM EDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Brittani Cushman and Brian Wigginton, or any of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of TURNING POINT BRANDS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM EDT on May 8, 2025, via the live webcast link at www.virtualshareholdermeeting.com/TPB2025, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side